[***] = Pursuant to Item 601(b)(10) of Regulation S-K, certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that the registrant treats as private or confidential.

Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

BROOKLINE CAPITAL ACQUISITION CORP.,

PROJECT BAROLO MERGER SUB, INC.,

and

APEXIGEN, INC.

Dated as of March 17, 2022

i

EXHIBIT A	Registration Rights and Lock-Up Agreement

EXHIBIT B	Surviving Corporation Amended and Restated Certificate of Incorporation

EXHIBIT C	BCAC Second Amended and Restated Certificate of Incorporation

EXHIBIT D	Equity Plan

EXHIBIT E	ESPP

SCHEDULE 1	Company Knowledge Parties

SCHEDULE 2	Key Company Stockholders

This BUSINESS COMBINATION AGREEMENT, dated as of March 17, 2022 (this “Agreement”), is by and among Brookline Capital Acquisition Corp., a Delaware corporation (“BCAC”), Project Barolo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Apexigen, Inc., a Delaware corporation (the “Company”). Capitalized terms used but defined elsewhere herein have the meanings assigned to them in Section 1.01.

WHEREAS, BCAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of BCAC, formed in anticipation of the Merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), BCAC and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of BCAC;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and the Merger and declared their advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of BCAC (the “BCAC Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of BCAC;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and the Merger and declared their advisability and approved the Merger and the other Transactions, (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, BCAC, the Company and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, Key Company Stockholders holding at least the shares of Company Capital Stock sufficient to deliver the Requisite Approval will vote their shares of Company Capital Stock in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, BCAC and certain stockholders of the Company shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company shall enter into a Purchase Agreement (the “Equity Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has agreed to purchase from BCAC up to $50,000,000 of BCAC common stock (subject to certain limitations contained in the Equity Purchase Agreement) from time to time over a 24-month period following the Closing;

WHEREAS, BCAC has entered into subscription agreements with certain investors, and the parties hereto anticipate that certain other investors and BCAC shall become parties to additional subscription agreements prior to the Closing (all such subscription agreements, collectively the “Subscription Agreement”), pursuant to which all such investors, upon the terms and subject to the conditions set forth in the Subscription Agreement, shall purchase shares of BCAC Common Stock, together with a warrant to purchase shares of BCAC Common Stock for a 1⁄2 share of BCAC Common Stock per share of BCAC Common Stock, at a purchase price of at least $15,000,000 in the aggregate (and at a per share price of $10.00) a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the Merger and the other Transactions;

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, BCAC and the Sponsor are entering into that certain Sponsor Share Surrender Agreement (the “Sponsor Agreement”), a copy of which has been provided to the Company, pursuant to which, on the terms and subject to the conditions set forth therein, the Sponsor has agreed to, among other things, (a) vote in favor of the Transaction, (b) comply with the lock-up provisions provided for in the Letter Agreement previously entered into between BCAC and Sponsor and (c) forfeit certain shares of BCAC Common Stock held by Sponsor in the event the BCAC Related Funds Amount at Closing is less than twenty million Dollars ($20,000,000); and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and BCAC are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options outstanding immediately prior to the Effective Time.

“Aggregate Closing Merger Consideration” means a number of shares of BCAC Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value divided by (b) $10.00.

“Aggregate Closing Merger Consideration Value” means the sum of (a) $205,000,000 and (b) the Aggregate Exercise Price.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Registration Rights and Lock-Up Agreement, the Sponsor Agreement and all other agreements, certificates and instruments executed and delivered by BCAC, Merger Sub or the Company in connection with the Transactions.

“BCAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of BCAC dated January 28, 2021.

“BCAC Common Stock” means BCAC’s common stock, par value $0.0001 per share.

“BCAC Material Adverse Effect” means any event, circumstance, change or effect (an “Effect”) that, individually or in the aggregate with all other Effects, is or is reasonably expected to have a material adverse effect on the business, financial condition or results of operations of BCAC; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a BCAC Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law (including COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which BCAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, epidemics, pandemics or disease outbreaks or changes in global, national, regional, state or local political or social conditions; (v)

any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by BCAC as required by this Agreement or any Ancillary Agreement, or (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction; (viii) any actions taken, or failures to take action, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement; or (ix) any statements, documents or items that are set forth in the BCAC SEC Reports publicly available prior to the date hereof, except in the cases of clauses (i) through (v), to the extent that BCAC is materially disproportionately affected thereby as compared with other similarly situated participants in the industry in which BCAC operates.

“BCAC Organizational Documents” means the BCAC Certificate of Incorporation, By Laws, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“BCAC Related Funds Amount” means the amount of cash proceeds from (i) the Private Placements, as actually received by BCAC prior to or substantially concurrently with the Closing from investors to the Trust Account or that were first introduced by BCAC or its Representatives or (ii) as a result of public stockholders not redeeming shares reflecting cash that is currently maintained in the Trust Account.

“BCAC Units” means one share of BCAC Common Stock and one-half of a BCAC Warrant.

“BCAC Warrants” means warrants to purchase shares of BCAC Common Stock, with each warrant exercisable for one share of BCAC Common Stock at an exercise price of $11.50.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“Company Business” means the business of the Company as currently conducted and currently proposed by the Company to be conducted as of the date hereof.

“Company Bylaws” means the Bylaws of the Company as adopted June 30, 2010, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated December 5, 2017, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

“Company Debt” means the following obligations of the Company: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property; (b) the amount of all liabilities pursuant to all financial leases (including such liabilities pursuant to capital leases but excluding such liabilities pursuant to facility leases); (c) all liabilities evidenced by bonds, debentures, notes, hedging and swap arrangements, any performance bond or letter of credit (to the extent drawn) or other similar instruments or debt securities; (d) all guarantees of the debt of other Persons; (e) all liabilities in respect of bankers’ acceptances; and (f) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing.

“Company Fully Diluted Capital Stock” means the sum of, without duplication, (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Company Options and Company Warrants in each case prior to the Effective Time that are issued and outstanding immediately prior to the Effective Time), (b) the aggregate number of shares of Company Common Stock issuable upon the conversion of all issued and outstanding shares of Company Preferred Stock immediately prior to the Effective Time and (c) the aggregate number of shares of Company Capital Stock that are issuable upon the full exercise or conversion of all Company Options and all Company Warrants, outstanding as of the Effective Time, in each case, on a fully-diluted, as converted-to-Company-Common-Stock basis.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, epidemics, pandemics or disease outbreaks or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities and including any impact on the stock price of BCAC), (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect to the extent otherwise permitted by this definition, (ix) any actions taken, or failures to take action, in each case, which BCAC has requested or to which it has consented or which actions are contemplated by this Agreement, or (x) any statements, documents or items that have been Made Available or that are set forth in the Company Disclosure Schedule, except in the cases of clauses (i) through (v), to the extent that the Company is materially disproportionately affected thereby as compared with other similarly situated participants in the industries in which the Company operates.

“Company Option Plans” means, collectively, the Apexigen, Inc. 2010 Equity Stock Incentive Plan and the Apexigen, Inc. 2020 Equity Incentive Plan, as each may have been amended, supplemented or modified from time to time.

“Company Options” means all options to purchase outstanding shares of Company Common Stock, including options granted under the Company Option Plans.

“Company Organizational Documents” means the Company Certificate of Incorporation, the Company Bylaws, Investor Rights Agreement, Voting Agreement, and Right of First Refusal and Co-Sale Agreement, in each case as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the shares of the Company’s preferred stock, including the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Company Software” means Software owned or purported to be owned by or developed by or for the Company.

“Company Warrant” means a warrant to purchase Common Stock or Series A-2 Preferred Stock.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of the Company, or any Suppliers or customers of the Company or BCAC or its subsidiaries (as applicable) that is not already generally available to the public.

“Contract” means any written contract, agreement or arrangement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration divided by (b) the Company Fully Diluted Capital Stock.

“FDA” means the U.S. Food and Drug Administration.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, the Veterans Administration, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority, and in each case any third party payor administering such programs.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, any court, tribunal, arbitrator, mediator or similar dispute resolution party, and any self-regulatory organization.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Health Care Laws” means all Laws applicable to the Company’s business and relating to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, transfer, storage, distribution, approval, labeling, marketing, pricing, third-party reimbursement or sale of drugs and biological products, to the extent applicable to the Company’s business as previously and currently conducted, including (i) the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the Program Fraud Civil Remedies Act, 31 U.S.C. Section 3801 et seq., 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7, and the regulations promulgated pursuant to such statutes, and other federal healthcare fraud and abuse statutes or regulations and any comparable self-referral or fraud and abuse Law promulgated by any state including, without limitation, so-called all payor self-referral or fraud and abuse Laws; (ii) HIPAA and any Law the purpose of which is to protect the privacy of individually-identifiable patient information; (iii) the Patient Protection and Affordable Care Act, Pub. L. 111-148, as amended by the Health Care and Education Reconciliation Act of 2010, Pub. L. 111-152, and the regulations promulgated thereunder; (iv) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (Medicare); (v) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (Medicaid); (vi) 10 U.S.C. § 1071 et seq (TRICARE); (vii) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar state or foreign laws related the reporting of manufacturer payments or transfers of value to health care professionals; (viii) any Laws pertaining to licensing, certification, accreditation and any other Law relating to the manufacture, sale, and distribution of biological products and the billing, submission, or collection of claims or payments in connection with, any and all of the foregoing, by the Company; and (ix) all applicable implementing regulations, rules, ordinances and Orders related to any of the foregoing; and (x) all applicable implementing regulations, rules, ordinances and Orders related to any of the foregoing.

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the HITECH Act, and as otherwise may be amended from time to time by Congress and/or rulemaking authority of the Secretary of the Department of Health and Human Services, and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160, 162 and 164), and the Breach Notification Rule (45 C.F.R. Parts 160 and 164 Parts A and D).

“HITECH Act” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the Health Information Technology for Economic and Clinical Health Act, and all rules and regulations promulgated under such acts.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all intellectual and proprietary rights, including: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, mask works, rights in topography, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names, social media accounts, websites and content; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) Software and rights in Software; (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement dated as of December 5, 2017 by and among the Company and each of the stockholders of the Company listed on Exhibit A thereto, as amended.

“Key Company Stockholders” means the persons and entities listed on Schedule 2.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule 1 after reasonable inquiry, and in the case of BCAC, the actual knowledge of Samuel P. Wertheimer, Patrick A. Sturgeon, and Scott A. Katzmann, after reasonable inquiry.

“Law” means any applicable federal, state, municipal, local or foreign law (including common law), statute, ordinance, self-regulatory requirement, code, rule, regulation, Order, decree, ruling, judgment, licensing requirement, treaty, or other legal requirement, including without limitation all Regulatory Laws and Privacy/Data Security Laws, applicable to the Company’s or BCAC’s business, as the case may be, including (without limitation) those promulgated, interpreted, or enforced by any Governmental Authority.

“Leased Real Property” means all real property leased by the Company as tenant, together with, to the extent leased by the Company, all land, buildings, structures, alterations, improvements and fixtures located thereon, and all easements, rights of way, and appurtenances of the Company related to the foregoing, other than Owned Real Property.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind, in each case, that secures the payment or performance of an obligation (other than those created under applicable securities laws), and not including any license of Intellectual Property.

“Made Available” means information or materials that have been posted to the virtual data room hosted by the Company through Pandesa Corporation, d/b/a ShareVault prior to the execution and delivery of this Agreement.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“OIG” shall mean the Office of the Inspector General of the U.S. Department of Health and Human Services.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Authority that possesses competent jurisdiction.

“Owned Real Property” means the real property owned by the Company, together with all buildings and other structures, facilities, and other improvements located thereon, and all easements, rights of way, and appurtenances of the Company related to the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith, in each case, for which appropriate reserves have been established in accordance with GAAP in the Financial Statements; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest and (h) other Liens that would not, individually or in the aggregate, have or reasonably be expected to have a material impact on the operation of the business of the Company.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information that identifies or could be used to identify an identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Pharmaceutical Regulatory Authorities” has the meaning set forth in Section 4.25(a).

“Pharmaceutical Regulatory Permits” has the meaning set forth in Section 4.25(a).

“Pharmaceutical Regulatory Laws” has the meaning set forth in Section 4.25(b).

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, or the security of the Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company, from which the Company has derived previously or is currently deriving revenue, if applicable, from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the BCAC Certificate of Incorporation.

“Registered Company IP” means all Company-Owned IP that is the subject of registration or an application for registration, including domain names.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or migrating through, in, on, under, or into the indoor or ambient environment.

“Requisite Approval” means the affirmative vote of the holders of (a) at least a majority of the outstanding shares of Company Capital Stock, voting together as a single class and (b) at least a majority of the outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis.

“Right of First Refusal and Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of December 5, 2017 by and among the Company, the stockholders of the Company listed on Exhibit A thereto and each of the founders of the Company listed on Exhibit B thereto, as amended.

“Series A-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-1 Preferred Stock in the Company Certificate of Incorporation.

“Series A-2 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-2 Preferred Stock in the Company Certificate of Incorporation.

“Series B Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Series C Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means Brookline Capital Holdings, LLC, a Delaware limited liability company.

“Stock Exchange” means the Nasdaq Stock Market LLC.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, BCAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by BCAC, Merger Sub or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Voting Agreement” means that certain Amended and Restated Voting Agreement dated as of November 27, 2019 by and among the Company, those stockholders of the Company listed on Exhibit A thereto, the founders of the Company listed on Exhibit B thereto and the key holders listed on Exhibit C thereto, as the same may be amended.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.05(a)
Antitrust Laws	§ 7.13(a)
BCAC	Preamble
BCAC Board	Recitals
BCAC Closing Statement	§ 3.06(b)
BCAC Preferred Stock	§ 5.03(a)
BCAC Proposals	§ 7.01(a)
BCAC SEC Reports	§ 5.07(a)
BCAC Stockholders’ Meeting	§ 7.01(a)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.05(b)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
CMS	§ 4.25(a)
Code	§ 3.02(b)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Share Awards	§ 4.03(a)
Company Stockholder Approval	§ 4.18

Defined Term	Location of Definition
Confidentiality Agreement	§ 7.04(b)
Continuing Employees	§ 7.06(c)
Contribution	§ 4.13(e)
Data Security Requirements	§ 4.13(g)
DGCL	Recitals
Dissenting Shares	§ 3.05(a)
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
Equity Plan	§ 7.06(a)
Equity Purchase Agreement	Recitals
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(b)
Estimated Closing Statement	§ 3.06(a)
Exchange Act	§ 4.21
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(d)
Financial Statements	§ 4.07(b)
GAAP	§ 4.07(a)
Goods	§ 4.22(a)
Initial Post-Closing BCAC Directors	§ 2.05(b)
Insurance Policies	§ 4.17(a)
IRS	§ 4.10(a)
Intended Tax Treatment	Recitals
Ladenburg	§ 5.12
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Lincoln Park	Recitals
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
OIG	§ 4.25(a)
Outside Date	§ 9.01(b)
Outstanding BCAC Transaction Expenses	§ 3.04(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
PCAOB Financial Statements	§ 7.14
Per Share Merger Consideration	§ 3.01(a)
Plans	§ 4.10(a)
Prior Financial Statements	§ 4.07(a)
Private Placements	Recitals
Proxy Statement	§ 7.01(a)

Defined Term	Location of Definition
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
Stockholder Support Agreement	Recitals
Subscription Agreement	Recitals
Surviving Corporation	§ 2.01
Tax	§ 4.14(v)
Tax Return	§ 4.14(v)
Terminating BCAC Breach	§ 9.01(g)
Terminating Company Breach	§ 9.01(f)
Top Supplier	§ 4.22(a)
Transfer Agent Cancellation	§ 3.02(b)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Unaudited Balance Sheets	§ 4.07(b)
WARN Act	§ 4.11(c)
Written Consent	§ 7.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature and be subject to all of the restrictions, disabilities and duties of each of the Company and Merger Sub, and all property, real, personal and mixed, and all debts due to any of the Company or Merger Sub shall be vested in the Surviving Corporation.

Section 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation. After the Effective Time, the Company shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated in its entirety as set forth on Exhibit B.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, BCAC shall amend and restate, effective as of the Effective Time, the BCAC Certificate of Incorporation to be as set forth on Exhibit C, which shall among other things result in BCAC being renamed as Apexigen, Inc.

Section 2.05 Directors and Officers.

(a) The initial director of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals selected by the Company or BCAC, as the case may be, in accordance with Section 7.17, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties shall cause the BCAC Board and the officers of BCAC as of immediately following the Effective Time to be comprised of the individuals selected by the Company or BCAC, as the case may be, in accordance with Section 7.17 (such individuals comprising the BCAC Board as of immediately following the Effective Time, collectively, the “Initial Post-Closing BCAC Directors”), each to hold office in accordance with the BCAC Certificate of Incorporation and the By-Laws of the BCAC.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of BCAC, Merger Sub, the Company or the holders of any of the following securities:

(a) each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time resulting from the conversion or exercise of Company Preferred Stock, Company Warrants and Company Options prior to the Effective Time, but excluding any Dissenting Shares) shall be canceled and converted into the right to receive a number of shares of BCAC Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”);

(b) each share of Company Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation; and

(d) each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by BCAC and converted into an option to purchase a number of shares of BCAC Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of BCAC Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Surviving Corporation stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above or as agreed to in writing with any holder of a Company Option, following the Effective Time, each Exchanged Option shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

(e) All Company Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with the terms thereof, as may be amended prior to the Effective Time by the Company and the holder thereof with the consent of BCAC (which such consent shall not be unreasonably conditioned, withheld or delayed).

(f) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Closing Merger Consideration issuable to any Person pursuant to Section 3.01(a) shall be calculated on an aggregate basis with respect to all shares of Company Capital Stock held of record by such Person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of BCAC Common Stock that would otherwise be issuable to such Person following such aggregation shall be rounded up to a whole share of BCAC Common Stock.

Section 3.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, BCAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by BCAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Capital Stock, for exchange in accordance with this Article III, the number of shares of BCAC Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable or issuable pursuant to this Agreement (such shares of BCAC Common Stock and any dividends or distributions with respect thereto (pursuant to Section 3.02(c)), being hereinafter referred to as the “Exchange Fund”). BCAC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, BCAC shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Capital Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to BCAC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Capital Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent, Solium Capital ULC and its affiliates, d/b/a Shareworks (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and BCAC shall cause the Exchange Agent to deliver, the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01(a) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01(a).

(c) Distributions with Respect to Unexchanged Shares of BCAC Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the BCAC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BCAC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, BCAC shall pay or cause to be paid to the holder of the certificates representing shares of BCAC Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of BCAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of BCAC Common Stock.

(d) No Further Rights in Company Capital Stock. The Per Share Merger Consideration payable upon conversion of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to BCAC Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for two (2) years after the Effective Time shall be delivered to BCAC, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to BCAC for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of BCAC free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, BCAC or the Surviving Corporation shall be liable to any holder of Company Capital Stock for any such Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Withholding Rights. Each of the Surviving Corporation and BCAC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Surviving Corporation or BCAC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or BCAC, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed (but in any case to not require the delivery of a bond), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01(a).

Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or BCAC for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of Section 3.01(a).

Section 3.04 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to BCAC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, BCAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, BCAC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of BCAC or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of BCAC or Merger Sub in connection with the Transactions or otherwise in connection with BCAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding BCAC Transaction Expenses”). On the Closing Date following the Closing, BCAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding BCAC Transaction Expenses.

(c) BCAC shall not pay or cause to be paid any Outstanding BCAC Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

Section 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(b), of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company shall give BCAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of BCAC (which consent shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.06 Closing Calculations.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to BCAC a statement certified by an executive officer of the Company (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) the Aggregate Exercise Price and (ii) the Company Fully Diluted Capital Stock; provided, that Company may update the Estimated Closing Statement and deliver such updated Estimated Closing Statement to BCAC at any time prior to 12:01 a.m. New York time on the Closing Date. Following the delivery of the Estimated Closing Statement, if BCAC has any objection to any amounts included in the Estimated Closing Statement, BCAC and the Company shall reasonably cooperate in good faith to resolve such objection.

(b) No later than two (2) Business Days prior to the Closing Date, BCAC shall deliver to the Company a statement certified by an executive officer of BCAC (the “BCAC Closing Statement”) setting forth (i) the Aggregate Closing Merger Consideration, the Aggregate Closing Merger Consideration Value, the Exchange Ratio and the Per Share Merger Consideration. If the Company updates the Estimated Closing Statement following the delivery of the BCAC Closing Statement, BCAC shall update the BCAC Closing Statement accordingly and deliver an updated BCAC Closing Statement to the Company. Following the delivery of the BCAC Closing Statement, if the Company has any objection to any amounts included in the BCAC Closing Statement, BCAC and the Company shall reasonably cooperate in good faith to resolve such objection.

(c) No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to BCAC a statement certified by an executive officer of the Company setting forth the Aggregate Closing Merger Consideration that will be payable to each holder of shares of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time, the stock certificate numbers with respect thereto, and such other information as BCAC may reasonably request of the Company in connection with the issuance of the Aggregate Closing Merger Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to BCAC and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals has not had, and would not have a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that has not had, and would not have a Company Material Adverse Effect.

(b) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement Made Available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 230,000,000shares of Company Common Stock and 148,570,771 shares of Company Preferred Stock. As of the date hereof, (i) 31,395,489 shares of Company Common Stock are issued and outstanding, (ii) 39,196,116 shares of Series A-1 Preferred Stock are issued and outstanding, (iii) 12,625,343shares of Series A-2 Preferred Stock are issued and outstanding, (iv) 14,218,546 shares of Series B Preferred Stock are issued and outstanding, (v) 79,090,623 shares of Series C Preferred Stock are issued and outstanding, (vi) 33,839,018 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options and other purchase rights (the “Company

Share Awards”) granted pursuant to the Company Option Plans or otherwise, and (vii) Company Warrants to purchase 102,998 shares of Company Common Stock and 27,419 shares of Series A-2 Preferred Stock are issued and outstanding. As of the date hereof, all of the issued and outstanding Company Capital Stock are held of record by the persons set forth on Section 4.03(a) of the Company Disclosure Schedule.

(b) Other than the Company Options and the Company Warrants, there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. The Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company. As of the date hereof, the Company does not own any equity interests in any person.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information, as of the date hereof, with respect to each Company Share Award outstanding: (i) the name of the Company Share Award recipient; (ii) whether or not the Company Share Award was granted pursuant to the Company Option Plan, and if so, the specific Company Option Plan; (iii) the number of shares of the Company subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; and (vi) the date on which such Company Share Award expires. The Company has Made Available to BCAC an accurate and complete copy of the Company Option Plans pursuant to which the Company has granted the Company Share Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Share Awards. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The treatment of Company Options under Section 3.01(d) hereof is permitted under the Company Option Plans, applicable Laws, and the underlying individual agreements for such equity awards without obtaining the consent of any holder thereof. As of the date hereof, the Company has no outstanding commitments to grant Company Options (other than promises to grant options to prospective employees or new hires in the ordinary course of business which have yet to be granted, which are set forth on Section 4.03(c) of the Company Disclosure Schedule).

(d) Section 4.03(d) of the Company Disclosure Schedule sets forth the following information, as of the date hereof, with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of the Company subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has Made Available an accurate and complete copy of each Company Warrant. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. The Company has, as of the date hereof, reserved 102,998 shares of Company Common Stock and 27,419 shares of Series A-2 Preferred Stock for future issuance pursuant to the Company Warrants. Each of the Company Warrants shall be terminated or exercised in full for shares of Company Common Stock and Series A-2 Preferred Stock, as the case may be, prior to the Closing.

(e) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(f) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company, all outstanding Company Share Awards and Company Options, all outstanding Company Warrants have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(g) All outstanding shares of Company Capital Stock have been issued and granted in (i) transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or Blue Sky Laws, and (ii) compliance with (A) applicable securities Laws and other applicable Laws, in all material respects, and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company is a party.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and each Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Documents by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Transaction Documents or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by BCAC and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law or Company Permit applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract or any Company Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, a Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. The Company is, and has been at all times, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, and orders of any Governmental Authority necessary and required for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have a Company Material Adverse Effect. No suspension, revocation, cancellation or termination of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company (i) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Company Permit, and (ii) has not received any written notice or other communication from a Governmental Authority regarding any violation of any such Company Permits, that it intends to cancel, terminate, modify or not renew any such Company Permit, except, in each case, where such default, violation or notice would not have a Company Material Adverse Effect . The Company is not in conflict with, or in default, breach or violation of, (a) any Laws applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contracts or Company Permits, except where the failure to have such Company Permits would not have a Company Material Adverse Effect. The Company has delivered to BCAC accurate and complete copies of the most recent survey reports, deficiency notices, plans of correction and related correspondence received by the Company in connection with the Company Permits relating to the business.

Section 4.07 Financial Statements.

(a) The Company has Made Available true, correct and complete copies of the audited balance sheets and the related audited statements of operations and cash flows of the Company for the years ended December 31, 2018 and December 31, 2019 (collectively, the “Prior Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Prior Financial Statements (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except, in each case, as otherwise noted therein and subject to the absence of notes.

(b) The Company has Made Available a true, correct and complete copy of the unaudited balance sheet of the Company for the years ended December 31, 2020 and December 31, 2021, (collectively, the “Unaudited Balance Sheets”), and the related statements of operations and cash flows of the Company for the years then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule (such financial statements, including the Unaudited Balance Sheets, collectively with the Prior Financial Statements, the “Financial Statements”). Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein, the omission of footnotes and subject to normal and recurring year-end adjustments and the absence of notes.

(c) The Company has Made Available true and complete copies of financial statements of the Company for the three (3) month period ended March 31, 2021, reviewed by a U.S. accounting firm registered with the PCAOB.

(d) Except as set forth on the Prior Financial Statements or the Unaudited Balance Sheets, the Company has no liability of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) those which are adequately reflected or reserved against in the Financial Statements, (ii) liabilities that were incurred in the ordinary course of business since the date of the Unaudited Balance Sheets (none of which relate to a breach of Contract, breach of warranty, tort, infringement, violation of Law, Action, or violation of Company Permit), (iii) obligations for future performance under any contract to which the Company is a party or (iv) liabilities and obligations which are not, individually or in the aggregate, expected to be material to the Company.

(e) As of the date hereof, the Company does not have any Company Debt.

(f) Since January 1, 2018 (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, or any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(g) To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(h) All accounts payable of the Company reflected on the Unaudited Balance Sheets or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2021, the Company has not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2020 and prior to the date of this Agreement, except as otherwise reflected in the Prior Financial Statements or the Unaudited Balance Sheets, or as expressly contemplated by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course (other than due to any actions taken related to COVID-19 or any COVID-19 Measure), (b) the Company has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would require the consent of BCAC under Section 6.01.

Section 4.09 Absence of Litigation. There is no litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any directors, officers or employees thereof in their capacity as such, or any property or asset of the Company before any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth all Actions since January 1, 2019. Neither the Company nor any material property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule has a complete list of all material Plans. “Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, commission, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, offer letter, employment, fringe benefit, sick pay and vacation or other paid time off plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant of the Company, or under which the Company has or could incur any liability (contingent or otherwise).

(b) With respect to each Plan, the Company has Made Available, if applicable, a true and complete copy of the material documents pursuant to which such Plan is maintained, funded or administered. There are no audits, inquiries or proceedings pending or, to the Company’s knowledge, threatened by the IRS, United States Department of Labor or any other Governmental Authority with respect to any Plan. The Company has never maintained, established, sponsored, participated in or contributed to any self-insured or self-funded arrangement that provides group health benefits to employees or their dependents (including any such Plan pursuant to which a stop loss policy or contract applies).

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have nor may they have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. No Plan that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) The Company is not nor will it be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(e) Each Plan is and has been operated and maintained in accordance with its terms and, in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code, in all material respects. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(f) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is entitled to rely on a favorable opinion letter from the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such opinion letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g) Except as would not be material to the Company, all contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, that sets forth for each such individual the following, in each case, as of the date hereof (except as specified in clause (viii) or (viii), which shall be as of the dates specified therein): (i) title or position (including whether full or part time); (ii) work location; (iii) employing entity; (iv) hire date; (v) status as exempt or non-exempt from wage and hour requirements; (vi) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vii) target cash commission, bonus or other cash-based incentive based compensation target for 2021; (viii) accrued paid time off as of December 31, 2021; and (ix) anticipated return to work date if employee is on a leave of absence. As of the date hereof, all compensation, including wages, commissions and bonuses and any severance, due and payable to all current and former employees of the Company for services performed on or prior to the date hereof have been paid in full (or are accrued in full in the Company’s financial statements). All employees of the Company are employed at-will (other than any jurisdiction where at-will employment would not be permitted by Law).

(b) The Company is not, nor has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, (i) are there any activities or proceedings of any labor union to organize any such employees, (ii) the Company does not have a duty to bargain with any such union or organization with respect to wages, hours or other terms and conditions of employment of any of their employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or similar state or foreign agency; and (iv) there has never been, nor, to the knowledge of the Company, has there ever been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to the Company.

(c) The Company is and has been in compliance in all material respects with all applicable Laws and contracts relating to labor and employment, including Laws relating to employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Laws), immigration, meal and rest breaks, payroll documents and wage statements, pay equity, affirmative action obligations, workers’ compensation, the classification of employees and independent contractors and other individual service providers, whistleblower protection, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state or local Laws and orders by Governmental Authorities related to COVID-19), and all Laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority and is not liable for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing. The Company does not have any material liability for the misclassification of any current or former employee as exempt under the Fair Labor Standards Act and applicable state wage and hour Laws. The Company does not have any material liability relating to the misclassification of any Person as an independent contractor rather than an employee. There have been no misclassification claims filed or threatened against the Company by any current or former employees, independent contractors or temporary workers or by any Governmental Authority. Currently and during the past four (4) years, there is no and there have not been any pending or threatened Actions, or, to the Company’s knowledge, any threatened Actions, involving the Company with respect to labor or employment matters, including any claims relating to unfair labor practices, discrimination, harassment, retaliation, or equal pay. The Company has not, and within the last four (4) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters.

(d) (i) The Company has complied and is in compliance in all material respects with, has not materially violated, and is not in material violation of, and has not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining to COVID-19; and (ii) the Company has taken reasonable steps to minimize potential workplace exposure in light of COVID-19.

(e) There has been and will be no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company under the WARN Act or similar state, local or foreign Laws.

(f) With respect to each current independent contractor of the Company, Section 4.11(f) of the Company Disclosure Schedule sets forth for each such person (i) their role in the business of the Company; (ii) the initial date they were retained to perform services; (iii) the primary location from which services are performed; (iv) their fee or compensation arrangements; (v) whether engaged directly or through a staffing agency; and (vi) any notice required for termination of their engagement.

(g) Except as would not result in material liability, the Company has properly completed all reporting and verification requirements pursuant to Law regarding work authorization and immigration for all of its employees, including the Form I-9 and has retained for each former and current employee the Form I-9 for the periods required to comply with the Immigration Reform and Control Act of 1986, and has otherwise complied with such Laws, including (without limitation) the Immigration Act of 1990 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA).

(h) The Company has not entered into a Contract to settle any claims of sexual harassment or sexual misconduct by any officer, director or employee of the Company.

Section 4.12 Real Property; Title to Assets.

(a) The Company does not have any Owned Real Property.

(b) The Company has Made Available each lease, sublease and license pursuant to which the Company leases, subleases or licenses any real property (each, a “Lease”), and each material amendment related thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been Made Available. There are no leases, subleases, concessions or other contracts granting to any person other than the Company the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not have a Company Material Adverse Effect.

(c) The Company has not leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(d) There are no contractual or legal restrictions (other than any COVID-19 Measures) that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, have a Company Material Adverse Effect.

(e) There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(f) There are no ongoing “landlord construction work” or “tenant improvement work” projects remaining to be completed at any Leased Real Property in accordance with any Lease (other than periodic activity that does not materially interfere with the Company’s business).

(g) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

Section 4.13 Intellectual Property.

(a) Agreements Related to Company IP.

(i) Disclosure of Outbound Licenses. Except for confidentiality agreements, material transfer agreements, and agreements with service providers and manufacturers, Section 4.13(a) of the Company Disclosure Schedule identifies a complete and accurate list of all Contracts pursuant to which the Company or any existing or future affiliate of the Company granted or is required to grant to any Person any right under or license (expressly, by implication, by estoppel or otherwise), any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Company IP, or where the Company or any existing or future affiliate of the Company has undertaken or assumed any obligation not to assert any current or future Company IP against any Person prior to asserting any Company IP against any other Person or any obligation to exhaust remedies as to any Company IP against one or more Persons prior to seeking remedies against any other Person. The Company has Made Available all Contracts listed or required to be listed in Section 4.13(a)(i) of the Disclosure Schedule.

(ii) Disclosure of Inbound Licenses. Section 4.13(a) of the Disclosure Schedule provides a complete and accurate list of all Contracts for material Company-Licensed IP. The Company has Made Available all Contracts for Company-Licensed IP.

(iii) Disclosure of Other Intellectual Property Agreements. Section 4.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts as follows: (A) regarding joint development of any Company Products, other than agreements with service providers; (B) by which the Company or any existing or future affiliate of the Company grants, granted or is required to grant any ownership right or title to any material Intellectual Property, (C) by which the Company is assigned or granted an ownership interest in any material Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to the Company ownership of Intellectual Property developed in the course of providing services to the Company); (D) under which the Company grants or receives an option or right of first refusal or negotiation relating to any material Intellectual Property, and identifies the counterparty thereto and identifies whether such option is granted or received by the Company; (E) regarding the Company granting any Person most favored nations status in terms of pricing, royalties, license fees or other contractual terms and conditions, (F) the Company being granted most favored nations status in terms of pricing, royalties, license fees or other contractual terms and conditions, and (G) materially limiting the Company’s ability to transact business in any market, field or geographical area or with any Person and the nature of the limitation, or that materially restricts the performance, use, sale, transfer, delivery or licensing of Company-Owned IP or Company Products, including any covenant not to compete. The Company has Made Available all Contracts listed or required to be listed in Section 4.13(a) of the Disclosure Schedule.

(iv) Royalties. Except under those Contracts that have been Made Available and identified in Section 4.13(a) of the Disclosure Schedule, the Company does not have any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property (or any tangible embodiment thereof) or reproducing, making, using, selling, offering for sale, distributing or importing any Company Product. The Closing of the Transactions contemplated by this Agreement will not result in any increase or other change to any such royalties, license fees or other amounts or consideration or cause any milestone, success or other contingent payment to come due.

(v) Indemnification. Except for those Contracts that have been Made Available and identified in Section 4.13(a) of the Disclosure Schedule, the Company has not entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement, misappropriation, violation or similar claims with respect to any Intellectual Property (excluding indemnities contained in the purchase, services, or sale agreements entered into in the ordinary course of business or indemnification agreements with Company’s directors and officers). No Person has provided to the Company any written request, and to the knowledge of the Company, no Person has provided to the Company any verbal request, that the Company defend or indemnify such Person from a third party claim, suit or action related to an allegation that any Product infringes, violates or misappropriate a third party’s Intellectual Property.

(vi) No Breach. Neither the Company nor, to the Company’s knowledge, any other Person, is in material breach of any term or covenant of any Contract between Company, on the one hand, and any of its employees, consultants or independent contractors, on the other hand, relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or using trade secrets or proprietary information of others without permission; nor, to the Company’s knowledge, has any employee, consultant or independent contractor of the Company developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work, and the Company has not notified any Person and no Person has notified the Company in writing of any such breach.

(vii) No Affiliate Licenses. Except for those Contracts that are identified in Section 4.13(a) of the Disclosure Schedule and have been Made Available, there are no Contracts pursuant to which the Company or any existing or future affiliate of the Company granted or is required to grant to any Person any rights under the Intellectual Property of any affiliate of the Company (other than Intellectual Property owned or controlled by the Company as of the Closing Date).

(viii) For purposes of this Section 4.13(a), the Company may schedule all responsive information to be disclosed pursuant to clauses (i) through (vii) above on a single schedule, without identifying the specific clause(s) to which the disclosure is made.

(b) Section 4.13(b) of the Disclosure Schedule provides a complete and accurate list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) other Company-Owned IP material to the Company Business, including material unregistered trademarks or copyrights and material Company Software; and (iii) all contracts or agreements to use any Company-Licensed IP that are material to the Company Business, including for Intellectual Property rights incorporated in or necessary for any Products. The Company IP Made Available constitutes all material Company IP rights necessary for or otherwise used or held for use in the operation of the Company Business.

(c) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens or licenses granted to third parties under Contracts that have been disclosed under this Section 4.13), all right, title and interest in and to the Company-Owned IP and the Company has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP used by it in the Company Business. The consummation of the Transactions will not result in the loss or impairment of the Company’s right to own or use any Company IP. Immediately subsequent to the Closing, the Company IP shall be owned or available for use by the Company on terms and conditions identical to those under which they own or use the Company IP immediately prior to the Closing, without payment of additional fees. The Company IP constitutes all material Intellectual Property used in the Company Business and all material Intellectual Property that will be used by the Company immediately following the Closing. All issued patents within the Company-Owned IP are subsisting and, to the Company’s knowledge, valid and enforceable. To the knowledge of the Company, Registered Company IP have been prosecuted in compliance with all applicable legal requirements except for Intellectual Property that has been abandoned or been allowed to lapse in the ordinary course of business. Except for Intellectual Property that has been abandoned or been allowed to lapse in the ordinary course of business, there is no loss or expiration of any of the Company-Owned IP or, to the Company’s knowledge, Company-Licensed IP pending, and to the Company’s knowledge, no such loss or expiration is threatened.

(d) The Company has taken and takes reasonable actions to maintain, protect and enforce its Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets, Personal Information and other Confidential Information and to otherwise protect the Company-Owned IP. The Company has not disclosed any trade secrets, or, to the Company’s knowledge, Personal Information or other Confidential Information, in each case, that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets, Personal Information and other Confidential Information in accordance with the terms of such confidentiality agreement.

(e) (i) There have been no claims filed and served, or, to the knowledge of the Company, threatened in writing (including email), against the Company in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP or, to the knowledge of the Company, material Company-Licensed IP (other than in the ordinary course of prosecution of any such Company-Owned IP), or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) to the knowledge of the Company, the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Products or use of any Company IP) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) to the knowledge of the Company, no person, including any employee or former employee of Company, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company of any Company-Owned IP, or any Product, and (v) the Company has not received any formal written opinions of counsel regarding any of the foregoing.

(f) All employees, independent contractors, consultants or other vendors of the Company who have contributed, developed or conceived any material Intellectual Property (i) for or on behalf of Company, or (ii) in the course of and related to his, her or its relationship with the Company (in each case a “Contribution”) have executed valid, written agreements with the Company, substantially in the form Made Available, and pursuant to which such persons have irrevocably assigned to the Company all of their entire right, title, and interest in and to any Contribution. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company, and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. To the knowledge of the Company, no current or former officer, employee, consultant or independent contractor of the Company: (A) is, nor has been, in violation of any term or covenant of any agreement (including, without limitation, any employment or settlement agreement or stipulation) with any other person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee, consultant or independent contractor being employed by, performing services for, or developing Intellectual Property used by the Company, or is, nor has been while such employee, consultant or independent contractor has been employed by, performed services for, or developed Intellectual Property used by the Company using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any material Company-Owned IP, or (C) has developed any Intellectual Property for the Company that is material to the Company and is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(g) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. To the knowledge of the Company, there has never been any material failure with respect to any of the Business Systems that has not been remedied.

(h) The Company currently and previously has complied in all material respects with all applicable Privacy/Data Security Laws. The Company has implemented and maintained, or has required third parties that process Personal Information or Confidential Information for or on behalf of the Company to implement and maintain, reasonable data security safeguards designed to protect the security and integrity of its Business Systems, Personal Information, Confidential Information and any Business Data as required by Laws, including implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices. The Company has not inserted, and, to the Company’s knowledge, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since December 31, 2018, the Company has not (x) to the Company’s knowledge, experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any material claims or complaints regarding the processing, collection, disclosure, dissemination, storage, security, sale, or use of Personal Information or Confidential Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. The Company has not engaged in the sale (as such term is defined by applicable Data Security Requirements) of Personal Information. The Company has valid and legal rights to process all Personal Information and Confidential Information that is processed by or on behalf of the Company, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements.

(i) The Company does not maintain, process, use, or transmit protected health information (as defined under HIPAA). As of the date hereof, the Company has not entered into business associate agreements.

(j) During the past six (6) years, the Company has not received any written, or to the knowledge of Company, oral, notice from any Governmental Authority or any person that alleges that the Company is not in compliance in all material respects with HIPAA or any comparable state laws, any Privacy/Data Security Laws. Neither the Company nor any officer, director, member, or employee is under investigation by any Governmental Authority, including the United States Department of Health and Human Services Office for Civil Rights, United States Department of Justice, Federal Trade Commission, or the Attorney General of any state, for a violation of any Privacy/Data Security Laws.

(k) Except as would not result in a Company Material Adverse Effect. the Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receive and use such Business Data prior to the Closing Date. The Company is not subject to any Data Security Requirements or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or BCAC from receiving or using Personal Information or other Business Data, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director, or agent of Merger Sub or BCAC has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company.

(l) All current officers, management employees and technical and professional employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees and technical or professional employees of the Company are in material breach of any such obligations to the Company.

(m) Except under those Contracts that have been Made Available, no funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, or research center were used in the development of any Company-Owned IP, nor does any such person have any rights, title or interest in or to any Company-Owned IP.

Section 4.14 Taxes.

(a) The Company: (i) has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedules; (iii) with respect to all Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

(b) The Company is not a party to, nor is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (vi) an election pursuant to Section 965(h) of the Code.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) None of the Company or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any plan, Contract, or other arrangement that would reasonably be expected to obligate the Company or any affiliate of the Company or successor to make any payments or provide any benefits that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any Person under Section 4999 of the Code, in each case, as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

(f) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented, administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no Tax under Section 409A(a)(1)(B) of the Code has been or will be incurred by a participant in any such Plan. The Company is not a party to, or otherwise obligated under, any contract that provides for a reimbursement or gross up of Taxes to any employee, including without limitation any Tax imposed by Section 4999 of the Code or Section 409A of the Code and any similar state Law.

(g) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(h) The Company has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than an agreement, contract, arrangement or commitment entered into the ordinary course of business the primary purpose of which does not relate to Taxes), or otherwise.

(i) The Company (i) has no written request for a ruling in respect of Taxes pending between the Company and any Tax authority; and (ii) has not entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(j) The Company has Made Available true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company for tax years 2018, 2019 and 2020.

(k) The Company has not in any of the past three (3) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(n) There are no Tax liens upon any assets of the Company except for Permitted Liens.

(o) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) The Company does not own any interest in a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(q) The Company has not received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) has an office or fixed place of business in a country other than the country in which it is organized.

(r) The Company has not applied for or has received a “Paycheck Protection Program” loan through the U.S. Small Business Administration under The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020).

(s) The Company has not taken any credits, deferrals, or any other payroll tax relief under The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020).

(t) The Company is in compliance in all material respects with all applicable transfer pricing Laws.

(u) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment, as described under Section 7.11.

(v) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes (A) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) all amounts described in clause (A) above payable as a result of having been a member of an affiliated group or as a result of successor or transferee liability, or by contract or pursuant to any Law; and (ii) the term “Tax Return” includes all returns and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

Section 4.15 Environmental Matters. (a) The Company has not violated in any material respect since January 1, 2018 and is not in violation in any material respect of applicable Environmental Law; (b) to the knowledge of the Company, there has been no Release of Hazardous Substances at any of the properties currently or formerly leased or operated by the Company (c) the Company is not, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) the Company is in material compliance with its Environmental Permits; (f) the Company is not the subject of any material claims, orders, judgments, actions, liabilities or suits relating to Hazardous Substances or arising under Environmental Laws; (g) the Company has not assumed, undertaken or provided an unexpired indemnity with respect to any material liability, in each case relating to Hazardous Substances or relating to Environmental Law; and (h) the Company has made available all environmental site assessments, environmental sampling and monitoring data, and audits concerning the Company that are in its possession or control.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company is a party and that have not expired or been terminated (such Contracts as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan, the “Material Contracts”) (it being understood that, other than with respect to subclauses (ii), (iii), (iv), (v)-(xiii), (xvi), (xvii), (xx), (xxi) and (xxiii) below, all responsive information to be disclosed pursuant to Section 4.16(a) may be disclosed on a single schedule, without identifying the specific clause(s) to which the disclosure is made).

(i) each Contract with consideration payable to or by the Company of more than $400,000, in the aggregate, over any period in the future;

(ii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, advertising and customer contracts and agreements to which the Company is a party that are material to the business of the Company;

(iii) all (A) employment or executive officer contracts (excluding at-will contracts for employment that do not contain any severance or change of control provisions) and (B) contracts with consultants and independent contractors that include the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(iv) any employment agreement or independent contractor agreement that provides for annual base salary or pay exceeding $100,000 per year, or which cannot be terminated by the Company (A) upon thirty (30) days or less advance notice or (B) without severance or other penalty;

(v) any staffing agreement or any similar agreement whereby the Company retains the services of any staffing agency or professional employer organization (or any individual engaged through such staffing agency or professional employer organization);

(vi) all contracts and agreements under which any current or former officer, director, employee, consultant, independent contractor, or temporary employee will or could become entitled to receive a change in control, severance, or other similar payment or benefit or acceleration thereof as a result of the Closing;

(vii) all contracts and agreements with any union, works council or labor organization;

(viii) all contracts and agreements relating to indebtedness, the borrowing of money or other similar obligation for or relating to the lending or borrowing of money in excess of $400,000, including any notes, mortgages, indentures and other obligations or guarantees of performance, other than (A) advances or reimbursements to directors, managers, officers or employees for expenses in the ordinary course of business or (B) transactions with customers on credit entered into in the ordinary course of business;

(ix) all contracts and agreements granting any person a Lien on all or any part of the tangible assets or properties of the Company, other than Liens which will be released at or prior to the Closing and Permitted Liens;

(x) all contracts and agreements that contain any “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates, right of first refusal, right of first offer provisions or similar preferential rights in favor of a party other than the Company, or otherwise contemplate an exclusive relationship between the Company and any other person;

(xi) all partnership, joint venture or any similar agreements (for clarity, other than any agreements pursuant to which the Company has the ability or right to co-develop Products);

(xii) all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;

(xiii) all contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xiv) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its businesses;

(xv) all leases, master leases, or agreements under which the Company is lessee of, or holds or operates any tangible personal property owned by any other party, for which the annual payments are reasonably likely to result in $400,000 or more in a 12-month period;

(xvi) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rental exceeds $400,000;

(xvii) all contracts and agreements (other than for purchases of supplies, products or services in the ordinary course of business and material transfer agreements) relating to the sale, disposition, assignment, transfer or acquisition (whether by merger, purchase of stock, purchase of assets or otherwise) of material tangible assets or material properties by the Company (in a single transaction or a series of related transactions), or any spin-off, merger or business combination with respect to the business of the Company;

(xviii) all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets in excess of $400,000.

(xix) all contracts and agreements required to be set forth in the Company Disclosure Schedules pursuant to Section 4.13(a);

(xx) all contracts and agreements in respect of any Action for which there remains any outstanding obligation on the part of the Company, including any such contract with respect to settlements thereof;

(xxi) all Related Party Agreements;

(xxii) all contracts and agreements for any charitable or political contributions;

(xxiii) all contracts and agreements that include any material indemnification, warranty or similar obligation on the Company that will survive the Closing Date;

(xxiv) all agreements between the Company, or a clinical research organization or other designee of the Company on the one hand, and a hospital, institution and/or a principal investigator on the other hand, providing for the conduct of a study to investigate the safety and/or efficacy of the Company’s Products in humans;

(xxv) all contracts and agreements that compensate the Company based on a percentage of the gross or net revenues or provide for any royalties; and

(xxvi) all agreements or instruments guarantying the debts or other obligations of any person.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and the Company is not in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect. The Company has Made Available true and complete copies of all Material Contracts in effect as of the date hereof, including amendments thereto that are material in nature.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company is an insured, a named insured or otherwise the beneficiary of coverage as of the date of this Agreement (each, an “Insurance Policy” and collectively, the “Insurance Policies”): (i) the names of the insurer, (ii) the policy number, (iii) the period, scope and amount of coverage, (iv) the premium most recently charged, (iv) deductible amount (if any) and (v) an indication of whether the coverage was on a claims made, occurrence or some other basis. As of the date hereof, there are no pending claims under the Insurance Policies.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement, the Merger and the other Transactions and declared their advisability and (c) recommended that the stockholders of the Company approve and adopt this Agreement, the Merger and the other Transactions and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19 Certain Business Practices. Since January 1, 2018, none of the Company, or, to the Company’s knowledge, any directors or officers, agents or employees of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable anti-bribery/anti-corruption Laws. The Company has adopted and maintain adequate policies, procedures, and controls to reasonably ensure that the Company has materially complied and are in material compliance with all applicable anti-bribery/anti-corruption Laws.

Section 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that purchases from or sells or furnishes to the Company, any goods or services; (b) a beneficial interest in any Contract disclosed on Section 4.16(a) of the Company Disclosure Schedule; or (c) any contractual or other arrangement with the Company, other than customary indemnity arrangements, employment and invention assignment agreement or agreements in respect of equity awards (each, a “Related Party Agreement”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company has not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.21 Exchange Act. The Company is not currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.22 Top Suppliers.

(a) The Company has Made Available a list of the top ten (10) vendors and/or suppliers by dollar purchase volume (measured by the gross amount invoiced to the Company by such vendor and/or supplier during the applicable period) from which the Company ordered raw materials, components, supplies, merchandise, finished goods and related services or other goods and services (collectively, “Goods”) during (i) the years ended December 31, 2019, December 31, 2020 and (ii) the nine-month period ended September 30, 2021, respectively (each a “Top Supplier” and collectively, the “Top Suppliers”), together with the total amount for which each such Top Supplier invoiced the Company for the applicable time period.

(b) Since December 31, 2020, no Top Supplier has canceled, terminated or made any threat in writing to cancel or otherwise terminate its business relationship with the Company. None of the Top Suppliers have advised the Company, whether verbally or in writing, that any Top Supplier intends to refuse or otherwise fail to supply Goods to the Company after the Closing or has breached its obligations to the Company in any material respect since December 31, 2019 that was not cured after a reasonable period after notice from the Company.

Section 4.23 Compliance with Health Care Matters.

(a) The Company and its directors, officers or, to the knowledge of the Company, any other person acting on behalf of the Company (including without limitation, employees, independent contractors, and agents) are, and have been since January 1, 2019, in compliance in all material respects, with all Health Care Laws applicable to their operations and business.

(b) The Company does not submit, and has not submitted, any claims for payment to any Federal Health Care Program or any other insurer or third-party payor for the Products or any other items or services, or in connection with any referrals related to the Products.

(c) The Company has not received any notice, correspondence, or other communication of any violation, alleged violation or liability under, any such Health Care Laws, or to the effect that the Company, or representatives of, or any person acting on behalf of, the Company, (A) is or would reasonably be expected to be under investigation or inquiry with respect to any violation or (B) has any actual or alleged obligation to undertake, or to bear all or any portion of the cost of, any remedial action.

(d) Neither the Company nor any of its directors, officers, members, managers, employees or, to the knowledge of the Company, any independent contractors, agents, or other persons acting on behalf of the Company have been or are currently suspended, excluded or debarred from, or threatened with or currently subject to an investigation or proceeding that could result in suspension, exclusion or debarment under state or federal statutes or regulations, or assessed or threatened with assessment of civil monetary penalties regarding any Federal Health Care Program, or convicted of any crime regarding health care products or services, or, to the Company’s knowledge, engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including, without limitation, (i) debarment under 21 U.S.C. Section 335a or any similar law; (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law or regulation; or (iii) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. Neither Company nor any of its current or former directors, officers, employees or, to the knowledge of the Company, any independent contractors or agents acting on behalf of the Company have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances.

(e) The Company (i) is not a party to, or subject to the terms of, a Corporate Integrity Agreement with the OIG or similar agreement or consent order of any other Governmental Authority; (ii) does not have reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority; (iii) has not been the subject of any Federal Health Care Program investigation conducted by any federal or state enforcement agency; (iv) has not been a defendant in any qui tam/False Claims Act litigation; (v) has not been served with or received any search warrant, subpoena, civil investigation demand or by or from any federal or state enforcement agency regarding a violation of Health Care Law (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the business); and (vi) has not, in the past six (6) years received, any written complaints other legal claim from any employees, independent contractors, vendors, providers, patients, or any other persons that could reasonably be considered to indicate that the Company has violated, or is currently in violation of, any Health Care Law.

(f) As of the date hereof, the Company has not commercialized any covered products as defined at 42 CFR § 403.902 that would subject the Company to the federal Sunshine/Open Payments Law or any and similar Laws related the reporting of manufacturer payments or transfers of value to health care professionals.

(g) The Company has timely and accurately filed all material reports, data, and other information required to be filed with such Governmental Authorities that are required to be filed by it under the applicable Health Care Laws.

Section 4.24 Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company and intended to support any regulatory filing or application are being conducted in all material respects in accordance with approved protocols (where an applicable protocol relating such studies, tests or trials has been approved) and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58 and 312. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company that have been furnished or made available to BCAC are accurate and representative of the data known to the Company. The Company has not received any notices or correspondence from the FDA or any other governmental entity or any institutional review board or comparable authority requiring the termination or suspension of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.

Section 4.25 Pharmaceutical Development and Marketing Regulatory Matters.

(a) The Company holds all Permits that are required by applicable regulatory authorities (including, without limitation, the FDA or any other Governmental Authority performing functions similar to those performed by the FDA) (collectively “Pharmaceutical Regulatory Authorities”) necessary for the development, testing, manufacturing, packaging, labeling, distribution, promotion, storage, sale, marketing, import, export, or provision of any of the products or services of the Company as presently conducted, and each of such Permits is valid and in full force and effect (collectively “Pharmaceutical Regulatory Permits”). There is no proceeding pending, or to the knowledge of the Company, threatened that would result in the termination, revocation or suspension of any such Pharmaceutical Regulatory Permit or the imposition of any fine, penalty or other sanction for the violation of any such Pharmaceutical Regulatory Permit, except for any fine, penalty or other sanction which would not have a Company Material Adverse Effect.

(b) All of the products or services of the Company are being and have been manufactured, processed, developed, packaged, labeled, promoted, marketed, sold, stored, tested, distributed, imported, exported, and provided in material compliance with all applicable requirements under any applicable Law, including those regarding non-clinical testing, clinical research, establishment registration, drug listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals (collectively “Pharmaceutical Regulatory Laws”), and Company is and has been in material compliance with all Pharmaceutical Regulatory Laws to the extent applicable.

(c) The Company has timely filed with the applicable Pharmaceutical Regulatory Authorities all material filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions, including but not limited to adverse event reports, as may be applicable, that are required to be filed by it under the applicable Pharmaceutical Regulatory Laws, any such filings were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings. To the knowledge of the Company, (i) each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and (ii) any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Authority.

(d) The Company has not received any notification of any pending or, to the knowledge of the Company, threatened (i) action, suit, claim, investigation, proceeding or order alleging non-compliance with any Pharmaceutical Regulatory Laws; or (ii) for-cause audit, inspection or investigation by any Pharmaceutical Regulatory Authority regarding an alleged non-compliance with any Pharmaceutical Regulatory Laws.

(e) The Company has not received or been subject to any regulatory enforcement action, adverse notice, warning, administrative enforcement proceeding or investigation by a Pharmaceutical Regulatory Authority, including any FDA Form 483, FDA warning letter or untitled letter, clinical hold, or any similar notice, that (i) alleged or asserted that the Company violated any applicable Pharmaceutical Regulatory Laws, or (ii) commenced, or threatened to initiate, any enforcement action, suit, claim, investigation, proceeding or Order to withdraw, discontinue, terminate or otherwise adversely affect a Pharmaceutical Regulatory Permit of the Company.

(f) To the knowledge of the Company, the Company has not (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority, or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority that (in any such case) establishes a reasonable basis for a Governmental Authority to allege a violation of an applicable Law, including without limitation, for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor, to the knowledge of the Company, any of its officers, employees, or, to the Company’s knowledge, agents is the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by any other Governmental Authority pursuant to any similar Law.

Section 4.26 Brokers. Except for Wedbush Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.27 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to BCAC, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to BCAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to BCAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BCAC AND MERGER SUB

Except as set forth in the BCAC SEC Reports publicly available prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such BCAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing in disclosed in such BCAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), BCAC hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of BCAC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a BCAC Material Adverse Effect. BCAC is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a BCAC Material Adverse Effect.

(b) Merger Sub is the only subsidiary of BCAC. Except for Merger Sub, BCAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

Section 5.02 Certificate of Incorporation and By Laws. Each of BCAC and Merger Sub has heretofore furnished to the Company complete and correct copies of the BCAC Organizational Documents and the Merger Sub Organizational Documents. The BCAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither BCAC nor Merger Sub is in violation of any of the provisions of the BCAC Organizational Documents and the Merger Sub Organizational Documents, respectively.

Section 5.03 Capitalization.

(a) The authorized capital stock of BCAC consists of (i) twenty-five million (25,000,000) shares of BCAC Common Stock, and (ii) one million (1,000,000) shares of preferred stock, par value $0.0001 per share (“BCAC Preferred Stock”). As of the date of this Agreement (i) seven million four hundred thirty four thousand five hundred (7,434,500) shares of BCAC Common Stock are issued and outstanding (which includes five million seven hundred fifty thousand (5,750,000) shares (which includes those shares which remain as part of the outstanding BCAC units) subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of BCAC Common Stock are held in the treasury of BCAC, (iii) two million nine hundred ninety-eight thousand five hundred (2,998,500) BCAC Warrants are issued and outstanding (which includes those BCAC Warrants which remain as part of the outstanding BCAC units) and (iv) two million nine hundred ninety-eight thousand five hundred (2,998,500) shares of BCAC Common Stock are reserved for future issuance pursuant to the BCAC Warrants. As of the date of this Agreement, there are no shares of BCAC Preferred Stock issued and outstanding. Each BCAC Warrant is exercisable for one share of BCAC Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of ten thousand (10,000) shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, ten thousand (10,000) shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by BCAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding BCAC Units, shares of BCAC Common Stock and BCAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the BCAC Organizational Documents.

(d) The Per Share Merger Consideration being delivered by BCAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the BCAC Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued pursuant to the Subscription Agreement, securities issued by BCAC as permitted by this Agreement and the BCAC Warrants, BCAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of BCAC or obligating BCAC to issue or sell any shares of capital stock of, or other equity interests in, BCAC. All shares of BCAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither BCAC nor any subsidiary of BCAC is a party to, or otherwise bound by, and neither BCAC nor any subsidiary of BCAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. BCAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of BCAC Common Stock or any of the equity interests or other securities of BCAC or any of its subsidiaries. There are no outstanding contractual obligations of BCAC to repurchase, redeem or otherwise acquire any shares of BCAC Common Stock. There are no outstanding contractual obligations of BCAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of BCAC and Merger Sub have all necessary power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party to, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Document by each of BCAC and Merger Sub, the performance by each of BCAC and Merger Sub of their obligations hereunder and thereunder and the consummation by each of BCAC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of BCAC or Merger Sub are necessary to authorize this Agreement or the Transaction Documents or to consummate the Transactions (other than (a) the BCAC Stockholder Approval and the approval of the sole stockholder of Merger Sub, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of BCAC Common Stock and the amendment and restatement of the BCAC Certificate of Incorporation pursuant to this Agreement, the BCAC Stockholder Approval). This Agreement and the other Transaction Documents to which BCAC or Merger Sub is a party have been duly and validly executed and delivered by BCAC and Merger Sub and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes a legal, valid and binding obligation of BCAC or Merger Sub, enforceable against BCAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of BCAC and Merger Sub do not, and the performance of this Agreement and the other Transaction Documents by each of BCAC and Merger Sub will not, (i) conflict with or violate the BCAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of BCAC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of BCAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of BCAC or Merger Sub is a party or by which each of BCAC or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a BCAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of BCAC and Merger Sub do not, and the performance of this Agreement by each of BCAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent BCAC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither BCAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to BCAC or Merger Sub or by which any property or asset of BCAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BCAC or Merger Sub is a party or by which BCAC or Merger Sub or any property or asset of BCAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a BCAC Material Adverse Effect. Each of

BCAC and Merger Sub is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for BCAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) BCAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 28, 2021, together with any amendments, restatements or supplements thereto (collectively, the “BCAC SEC Reports”). BCAC has heretofore made available to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly made available to the Company (with respect to amendments or modifications after the date of this Agreement) true and correct copies of all amendments and modifications that have not been filed by BCAC with the SEC to all agreements, documents and other instruments that previously had been filed by BCAC with the SEC and are then in effect. As of their respective dates, the BCAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of BCAC has filed with the SEC on a timely basis all documents required with respect to BCAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the BCAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of BCAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). BCAC has no off-balance sheet arrangements that are not disclosed in the BCAC SEC Reports. No financial statements other than those of BCAC are required by GAAP to be included in the consolidated financial statements of BCAC.

(c) Except as and to the extent set forth in the BCAC SEC Reports, neither BCAC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of BCAC’s and Merger Sub’s business.

(d) BCAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Stock Exchange.

(e) BCAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to BCAC and other material information required to be disclosed by BCAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to BCAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting BCAC’s principal executive officer and principal financial officer to material information required to be included in BCAC’s periodic reports required under the Exchange Act.

(f) BCAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that BCAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. BCAC has prior to the date hereof made available to the Company (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to disclosure made after the date of this Agreement) a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of BCAC to BCAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of BCAC to record, process, summarize and report financial data. BCAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of BCAC. Since January 28, 2021, there have been no material changes in BCAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by BCAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of BCAC. BCAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither BCAC (including any employee thereof) nor BCAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by BCAC, (ii) any fraud, whether or not material, that involves BCAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by BCAC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the BCAC SEC Reports. To the knowledge of BCAC, none of the BCAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since September 30, 2021, except as expressly contemplated by this Agreement, (a) BCAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any BCAC Material Adverse Effect.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of BCAC, threatened against BCAC, or any property or asset of BCAC, before any Governmental Authority. Neither BCAC nor any material property or asset of BCAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of BCAC, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The BCAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of BCAC and its stockholders, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, (iii) recommended that the stockholders of BCAC approve and adopt this Agreement and Transactions (including the Merger), and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the stockholders of BCAC at the BCAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of BCAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of BCAC Common Stock (the “BCAC Stockholder Approval”).

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Merger) and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the sole stockholder of Merger Sub.

Section 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12 Brokers. Except for Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and Brookline Capital Markets, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of BCAC or Merger Sub. BCAC has made available to the Company a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, between BCAC, on the one hand, and Ladenburg or Brookline Capital Markets, on the other hand.

Section 5.13 BCAC Trust Fund. As of the date of this Agreement, BCAC has no less than $57,500,000 in the trust fund established by BCAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 28, 2021, between BCAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. BCAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by BCAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between BCAC and the Trustee that would cause the description of the Trust Agreement in the BCAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of BCAC who shall have elected to redeem their shares of BCAC Common Stock pursuant to the BCAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the BCAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of BCAC, threatened in writing with respect to the Trust Account. As of and following the Effective Time, no stockholder of BCAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder properly exercised Redemption Rights. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, BCAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to BCAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of BCAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of BCAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to BCAC in connection with its efforts to effect the Merger (including deferred fees owed by BCAC to Ladenburg, pursuant to that certain Underwriting Agreement, dated January 28, 2021, among Ladenburg and BCAC). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, BCAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to BCAC at the Effective Time.

Section 5.14 Employees. Other than any officers as described in the BCAC SEC Reports, BCAC and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by BCAC’s officers and directors in connection with activities on BCAC’s behalf in an aggregate amount not in excess of the amount of cash held by BCAC outside of the Trust Account, BCAC has no unsatisfied material liability with respect to any employee, officer or director. Except for the Equity Plan and the ESPP, BCAC and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any Parent Plan. “Parent Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit or compensation plans, programs or arrangements. The Merger shall not be the direct or indirect cause of any amount paid or payable by BCAC, Merger Sub, or any of their affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 or 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which BCAC, Merger Sub, or any of their respective affiliates is a party which provides for the gross-up of any Taxes, including any Taxes imposed by Section 4999 or 409A of the Code.

Section 5.15 Taxes.

(a) BCAC and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that BCAC or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of BCAC, for any material Taxes of BCAC that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither BCAC nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) None of BCAC or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) Neither BCAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which BCAC was the ultimate parent corporation).

(e) Neither BCAC nor Merger Sub has any liability for the Taxes of any person (other than BCAC and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes), or otherwise.

(f) Neither BCAC nor Merger Sub (i) has any written request for a ruling in respect of Taxes pending between BCAC and/or Merger Sub, on the one hand, and any Tax authority, on the other hand, or; (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(g) Neither BCAC nor Merger Sub has in the past three (3) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither BCAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither BCAC nor Merger Sub has taken any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment, as described in Section 7.11.

Section 5.16 Listing. The issued and outstanding BCAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “BCACU”. The issued and outstanding shares of BCAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “BCAC”. The issued and outstanding BCAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “BCACW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of BCAC, threatened in writing against BCAC by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the BCAC Units, the shares of BCAC Common Stock or BCAC Warrants or terminate the listing of BCAC on the Stock Exchange. None of BCAC or any of its affiliates has taken any action in an attempt to terminate the registration of the BCAC Units, the shares of BCAC Common Stock or the BCAC Warrants under the Exchange Act.

Section 5.17 Private Placements. BCAC has made available to the Company true, correct and complete copies of the Subscription Agreements. The Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of BCAC and, to the knowledge of BCAC, each other party thereto (other than the Company and except, in any case, as may be limited by Remedies Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. There are no contracts or agreements between BCAC and any other party to a Subscription Agreement relating to any Subscription Agreement that would reasonably be expected to affect the obligations of the such investors to contribute to BCAC the applicable portion of the Private Placements set forth in the Subscription Agreements, and, to the knowledge of BCAC, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Private Placements not being available to BCAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of BCAC under any material term or condition of any Subscription Agreement and, as of the date hereof, BCAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the parties thereto to contribute to BCAC the applicable portion of the Private Placements set forth in the Subscription Agreements on the terms therein.

Section 5.18 BCAC’s and Merger Sub’s Investigation and Reliance. Each of BCAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by BCAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. BCAC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither BCAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to BCAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to BCAC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless BCAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall conduct its business in the ordinary course of business; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the current business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of BCAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, provided that (x) the exercise, conversion or settlement of any Company Preferred Stock, Company Options or Company Warrants or (y) grants of Company Options that would be permitted by Section 6.01(b)(vii) shall not require the consent of BCAC; or (B) any material assets of the Company;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any person, corporation, partnership, other business organization or any division thereof in an amount in excess of $300,000; or (B) incur any indebtedness for borrowed money in excess of $300,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business;

(vi) enter into or adopt a plan or agreement of reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;

(vii) (A) except in the ordinary course of business or as would not create a material liability on the Company, enter into any new, or materially amend any existing employment or severance or termination agreement with any director or executive officer of the Company, or (B) make any change to employee compensation, incentives or benefits after the filing of the Registration Statement that would reasonably be expected to require an amendment to the Registration Statement under applicable Law;

(viii) take any action where such action could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(ix) enter into any contract or agreement with any union, works council or labor organization covering the Company’s employees;

(x) materially amend accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by GAAP;

(xi) make, change or revoke any Tax election, amend any Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment for any amount of Tax relating to the Company;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is materially adverse to the Company, except in the ordinary course of business;

(xiii) acquire or lease, or agree to acquire or lease, any real property;

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

(xv) initiate, settle or compromise any Actions;

(xvi) enter into any Contract, understanding or commitment that contains any restrictive covenant or otherwise restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business in any geographic area or solicit the employment of any Persons; or

(xvii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.02 Conduct of Business by BCAC and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the Subscription Agreement and consummating the Private Placements), except as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), BCAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of BCAC and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice (but, for clarity, in any case, in compliance with Section 7.19). By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the Subscription Agreement and consummating the Private Placements), or in connection with the terms and conditions of, the Subscription Agreement, or and as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), neither BCAC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the BCAC Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of BCAC other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the BCAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the BCAC Common Stock or BCAC Warrants except for redemptions from the Trust Fund that are required pursuant to the BCAC Organizational Documents;

(d) other than pursuant to the Subscription Agreements (and other than pursuant to any new Subscription Agreements entered into after the date hereof with the consent of the Company (which consent shall not be unreasonably withheld)), issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of BCAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of BCAC or Merger Sub;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of BCAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(i) make, change or revoke any Tax election, amend any Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(j) take any action where such action could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) liquidate, dissolve, reorganize or otherwise wind up the business and operations of BCAC or Merger Sub;

(l) amend the Trust Agreement or any other agreement related to the Trust Account;

(m) enter into, or amend or modify any term of (in a manner adverse to BCAC or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation and its subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under any Parent Plan (or any agreement, arrangement, policy or plan that would be a Parent Plan if in effect on the date hereof);

(n) hire any employee or take any action or refrain therefrom that would result in the Merger being the direct or indirect cause of any amount paid or payable by BCAC, Merger Sub, or any of their respective affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 of the Code;

(o) initiate, settle or compromise any Action; or

(p) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and BCAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against BCAC, Merger Sub or any other person (a) for legal relief against monies or other assets of BCAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against BCAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and BCAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, BCAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event BCAC prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) BCAC (with the assistance and cooperation of the Company as reasonably requested by BCAC, including delivery of the financial statements of the Company for the twelve (12) month period ended December 31, 2021 in accordance with Section 7.14) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of BCAC and from which the Company may derive an information statement that it can send to the stockholders of the Company relating to (A) with respect to the Company’s stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to BCAC’s stockholders, the meeting of BCAC’s stockholders (the “BCAC Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of BCAC Common Stock as contemplated by this Agreement, (3) the second amended and restated BCAC Certificate of Incorporation as set forth on Exhibit C, (4) the Equity Plan, (5) the ESPP, (6) the classes of the members of the BCAC Board as of immediately following the Effective Time, (7) the election of the Initial Post-Closing BCAC Directors to serve as the members of the BCAC Board as of immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified and (8) any other proposals the parties mutually deem necessary to effectuate the Merger (collectively, the “BCAC Proposals”), and (ii) BCAC shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of BCAC Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement (other than any signatories to the Stockholder Support Agreement that are not executive officers, directors, affiliates, founders or their family members or holders of 5% or more of the voting equity securities of the Company) (the “Resale Stockholders”) and (B) held by the stockholders of BCAC immediately prior to the Effective Time. The Company shall furnish all information concerning the Company as BCAC may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. BCAC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, BCAC shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of BCAC Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, each of the Company and BCAC shall mail the Proxy Statement to their respective stockholders. Each of BCAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by BCAC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). BCAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the BCAC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of BCAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c) BCAC represents that the information supplied by BCAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of BCAC, (iii) the time of the BCAC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to BCAC or Merger Sub, or their respective officers or directors, should be discovered by BCAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, BCAC shall promptly inform the Company. All documents that BCAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of BCAC, (iii) the time of the BCAC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform BCAC. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Following the Effective Time (and in any event no later than 45 days after the Effective Time), BCAC shall file a registration statement on Form S-3 (or, if Form S-3 is not available to BCAC at such time, on Form S-1 or another appropriate form) (the “Resale Registration Statement”) with the SEC with respect to the shares of BCAC Common Stock to be issued to the Resale Stockholders, and BCAC shall use commercially reasonable efforts to cause such registration statement to be declared effective; provided, however, that BCAC’s obligation to include the securities held by a Resale Stockholder in the Resale Registration Statement shall be subject to the rights and restrictions on BCAC and such Resale Stockholder set forth in the Registration Rights and Lock-Up Agreement, contingent upon such Resale Stockholder furnishing to BCAC such information regarding such Resale Stockholder, the securities held by such Resale Stockholder and the intended method of disposition of the securities held by such Resale Stockholder as may be reasonably requested by BCAC to effect the registration of such Resale Stockholder’s securities, and the Resale Stockholder may be required by BCAC to execute such documents in connection with such registration as BCAC may reasonably request that are customary of a selling stockholder in similar situations.

Section 7.02 BCAC Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) BCAC shall call and hold the BCAC Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the BCAC Proposals, and BCAC shall use its reasonable best efforts to hold the BCAC Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of BCAC). BCAC will ensure that all proxies solicited in connection with the BCAC Stockholders’ Meeting are solicited in compliance with all applicable Laws or the rules of the Stock Exchange. BCAC shall use its reasonable best efforts to obtain the approval of the BCAC Proposals at the BCAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the BCAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The BCAC Board shall recommend to its stockholders that they approve the BCAC Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, BCAC shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

Section 7.03 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to BCAC, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Transactions (including the Merger) (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, but no later than ten (10) Business Days prior to the BCAC Stockholders’ Meeting. Without the prior written consent of BCAC, the Company shall not send the Registration Statement prior to it being declared effective by the SEC to the stockholders of the Company, other than Key Company Stockholders, which may be provided drafts of the Registration Statement by the Company.

Section 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of Effective Time and the termination of this Agreement, the Company and BCAC shall (and shall cause their respective subsidiaries (if any) to and shall direct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company (which shall not be unreasonably withheld); and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other party or its Representatives may reasonably request to consummate the Transactions. Notwithstanding the foregoing, neither the Company nor BCAC shall be required to provide access to or disclose information where (i) the access or disclosure would result in any disclosure of trade secret, violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Non-Disclosure Agreement, dated February 4, 2021 (the “Confidentiality Agreement”), between BCAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement, the Company shall not, and shall direct its Representatives not to, directly or indirectly, (A) solicit, negotiate with, provide any nonpublic information regarding the Company’s business, or enter into any Contract with, or in any manner knowingly encourage, any proposal of, any person (other than BCAC and its affiliates) relating to a potential acquisition of all or substantially all of the equity interests or assets of the Company, whether by merger, sale of stock, sale of assets, business combination or otherwise (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.05(a). The Company shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him or her prior to the date hereof. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than one (1) Business Day after the Company become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide BCAC with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05(a) by the Company or its Representatives shall be deemed to be a breach of this Section 7.05(a) by the Company. For clarity, the Company may inform any person making an unsolicited proposal regarding an Alternative Transaction of the terms of this Section 7.05.

(b) From and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement, BCAC shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction

(a “Business Combination Proposal”) other than with the Company, its stockholders and their respective affiliates and Representatives. BCAC shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 7.06 Employee Benefits Matters.

(a) Prior to the Closing, the BCAC Board shall approve and adopt an equity incentive award plan for the Surviving Corporation, in substantially the form attached as Exhibit D and with any changes or modifications thereto as the Company and BCAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BCAC, as applicable) (the “Equity Plan”), which will permit the issuance of shares of BCAC Common Stock after, and conditioned upon, the Closing. At the BCAC Stockholders’ Meeting, BCAC shall solicit approval from BCAC’s stockholders of the Equity Plan. Subject to approval of the Equity Plan by BCAC’s stockholders, following the Effective Time, BCAC shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of BCAC Common Stock issuable under the Equity Plan and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement for so long as awards granted pursuant to the Equity Plan remain outstanding. The number of shares of BCAC Common Stock reserved for issuance under the Equity Plan shall equal (i) 12.0% of the shares of BCAC capital stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) the shares added pursuant to automatic annual increases to such share reserve, beginning with the 2023 fiscal year of BCAC, with the number of shares added to the share reserve pursuant to each such annual increase equal to the least of (x) 15.0% of the outstanding shares of BCAC capital stock as of immediately after the Effective Time (rounded up to the nearest whole share), (y) 5.0% of the total number of shares of all classes of BCAC common stock outstanding on the last day of the immediately preceding fiscal year of BCAC, and (z) a lesser number of shares of BCAC Common Stock determined by the Equity Plan’s administrator (in each case, subject to equitable adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to BCAC Common Stock).

(b) Prior to the Closing, the BCAC Board shall approve and adopt an employee stock purchase plan for the Surviving Corporation, in substantially the form attached as Exhibit E and with any changes or modifications thereto as the Company and BCAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BCAC, as applicable) (the “ESPP”), which will permit the issuance of shares of BCAC Common Stock to employees at BCAC or its subsidiaries (including the Surviving Corporation) after, and conditioned upon, the Closing. At the BCAC Stockholders’ Meeting, BCAC shall solicit approval from BCAC’s stockholders of the ESPP. Subject to approval of the ESPP by BCAC’s stockholders, following the Effective Time, BCAC shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of BCAC Common Stock issuable under the ESPP and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement for so long as awards granted pursuant to the ESPP remain outstanding. The number of shares of BCAC Common Stock reserved for issuance under the ESPP shall equal

(i) 1.2% of the shares of BCAC capital stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) the shares added pursuant to automatic annual increases to such share reserve, beginning with the 2023 fiscal year of BCAC, with the number of shares added to the share reserve pursuant to each such annual increase equal to the least of (x) 2.5% of the outstanding shares of BCAC capital stock as of immediately after the Effective Time (rounded up to the nearest whole share), (y) 1.0% of the total number of shares of all classes of BCAC common stock outstanding on the last day of the immediately preceding fiscal year of BCAC, and (z) a lesser number of shares of BCAC Common Stock determined by the ESPP’s administrator (in each case, subject to equitable adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to BCAC Common Stock).

(c) BCAC shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or apply to the accrual of benefits under a defined benefit pension plan. In addition, BCAC shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(d) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, BCAC, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. On and after the Closing Date, for a period of no less than six (6) years, BCAC shall, with regard to pre-Closing acts, errors, omissions of BCAC directors and officers, maintain a certificate of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificate of incorporation or bylaws of BCAC just prior to Closing.

(b) On the Closing Date, each of the Company and BCAC shall either (x) obtain a non-cancelable run-off directors and officers “tail” insurance policy providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement or (y) otherwise provide coverage that, taken as a whole, is at least as favorable than such person’s policy as in effect on the date of this Agreement, in either case, for a period of six (6) years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or BCAC, as applicable, on or prior to the Closing Date.

(c) BCAC shall cause the Surviving Corporation, for a period of six (6) years after the Closing Date, to indemnify and hold harmless each present and former director, officer, employee, fiduciaries or agents of the Company against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Organizational Documents or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law), and BCAC shall cause the Surviving Corporation, for a period of six (6) years after the Closing Date, to honor all such indemnification agreements in effect on the date of this Agreement.

(d) On the Closing Date, BCAC shall enter into customary indemnification agreements reasonably satisfactory to the Company with the post-Closing directors and officers of BCAC and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

(e) On and after the Closing Date, for a period of six (6) years after the Closing Date, BCAC agrees that it shall defend, indemnify and hold harmless the Sponsor, its affiliates, and their respective present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action by any stockholder of BCAC who has not exercised Redemption Rights arising from Sponsor’s ownership of equity securities of BCAC, or its control or ability to influence BCAC, and further arising out of or pertaining to the transactions, actions, and investments contemplated by this Agreement or any Ancillary Agreements, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law), and provided, that the foregoing shall not apply to the intentional misconduct or fraud of Sponsor. Notwithstanding anything herein to the contrary, the parties expressly acknowledge and agree that Sponsor shall be an express third-party beneficiary of this Section 7.07.

Section 7.08 Notification of Certain Matters. The Company shall give prompt notice to BCAC, and BCAC shall give prompt notice to the Company, of any event which a party has Knowledge of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger.

Section 7.09 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and shall each cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, BCAC shall use its commercially reasonable efforts to consummate the Private Placement in accordance with the Subscription Agreements, and the Company shall cooperate with BCAC in such efforts. BCAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to delay or prevent the consummation of the Private Placement, or any amendment, supplement or modification to the Equity Purchase Agreement that would reasonably be expected to impair the ability of BCAC to fully avail itself to the benefits of the Equity Purchase Agreement following the Closing. Without limiting the generality of the foregoing, BCAC shall give the Company, prompt (and, in any event within three (3) Business Days) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement or the Equity Purchase Agreement known to BCAC; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement or the Equity Purchase Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or Equity Purchase Agreement, as the case may be, or any provisions thereof; and (iii) if BCAC does not expect to receive all or any portion of the Private Placements on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of BCAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Stock Exchange, each of BCAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Furthermore, nothing contained in this Section 7.10 shall prevent BCAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 7.11 Tax Matters. Each of BCAC, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of BCAC, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations

Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. To the extent that the SEC or any other Governmental Authority may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the Tax consequences of the Transactions, each of BCAC and the Company will use its reasonable best efforts and reasonably cooperate with one another and their respective counsel in connection with the issuance to BCAC or the Company of such opinion, as applicable, described above, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of BCAC or the Company, or their respective affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. To the extent such opinion relates to BCAC or any owners thereof, Tax advisors for BCAC will provide any such opinion, and to the extent such opinion relates to the Company or any owners thereof, Tax advisors for the Company will provide any such opinion, in each case, to the extent reasonably possible subject to customary assumptions and limitations and consistent with such Tax advisor’s internal policies.

Section 7.12 Stock Exchange Listing. BCAC will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on the Stock Exchange at Closing. During the period from the date hereof until the Closing, BCAC shall use its reasonable best efforts to keep the BCAC Units, BCAC Common Stock and BCAC Warrants listed for trading on the Stock Exchange.

Section 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to respond as promptly as reasonably practicable to any request for additional information and documentary material that may be requested pursuant to Antitrust Laws and to use commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14 PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver: (a) not later than 30 days from the date hereof, true and complete copies of (i) the consolidated financial statements of the Company for the twelve (12) month period ended December 31, 2020, and (ii) the financial statements of the Company for the nine (9) month period ended September 30, 2021, and (b) as soon as possible but in any event not later than March 15, 2022, true and complete copies of the consolidated financial statements of the Company for the twelve (12) month period ended December 31, 2021, in each case, that are required to be included in the Registration Statement in connection with the Transaction (collectively, the “PCAOB Financial Statements”).

Section 7.15 Trust Account. As of the Effective Time, the obligations of BCAC to dissolve or liquidate within a specified time period as contained in BCAC’s Certificate of Incorporation will be terminated and BCAC shall have no obligation whatsoever to dissolve and liquidate the assets of BCAC by reason of the consummation of the Merger or otherwise, and no stockholder of BCAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, BCAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to BCAC (to be held as available cash on the balance sheet of BCAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.16 Section 16 Matters. Prior to the Closing, BCAC shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of BCAC Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Surviving Corporation, to be exempt under Rule 16b-3 under the Exchange Act. BCAC shall provide such individuals with copies of any resolutions proposed to be adopted by the BCAC Board in connection with the foregoing prior to such adoption.

Section 7.17 Governance Matters.

(a) Board of Directors. Upon the Effective Time, the BCAC Board and the board of directors of the Surviving Corporation shall consist of seven (7) members, which shall consist of (i) six (6) members to be selected by the Company and (ii) one (1) member to be selected by BCAC (it being understood that such members have the necessary skills and credentials to me members of a board of directors of a publicly traded company, a majority of the board shall be considered “independent” under the Stock Exchange requirements and that at least one (1) member shall meet the audit committee financial expert requirement). The parties will make their respective selections as far in advance of the Closing as is reasonably practicable by providing written notice of such selections to the other parties; provided that, following any such selection, in the event that any selected individual is unable to serve as a director of BCAC at the Effective Time, then the Company, with respect to the individuals identified in clause (i) and (iii) of the immediately preceding sentence, and BCAC, with respect to the individuals identified in clause (ii) of the immediately preceding sentence, shall have the right to designate another individual, as applicable, to serve as a director of BCAC in place of the individual originally selected.

(b) Officers. Upon the Effective Time, the officers of BCAC and the officers of the Surviving Corporation shall be selected by the Company. The Company will make its selections as far in advance of the Closing as is reasonably practicable by providing written notice of such selections to BCAC; provided that, following any such selection, in the event that any selected individual is unable to serve as an officer of BCAC or the Surviving Corporation at the Effective Time, then the Company shall have the right to select another individual to serve in the role of such officer in place of the individual originally selected.

(c) Effectuation. Prior to the Effective Time, the parties shall take all action necessary to effectuate the provisions of this Section 7.17.

Section 7.18 Extension. If the Company determines that that the Closing is unlikely to be consummated on or before May 2, 2022 (the “BCAC Expiration Date”), then BCAC shall take all actions commercially reasonable to obtain the approval of the stockholders of BCAC to extend the deadline for BCAC to consummate its initial business combination (the “BCAC Extension”) to a date after the BCAC Expiration Date and no later than the Outside Date in accordance with the BCAC Organizational Documents. BCAC shall use its commercially reasonable efforts to obtain stockholder approval for any and all required BCAC Extensions during the term of this Agreement.

Section 7.19 BCAC Public Filings. From the date hereof through the Closing, BCAC will use its reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, BCAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to BCAC.

(b) BCAC Stockholders’ Approval. The BCAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of BCAC in accordance with the Proxy Statement, the DGCL, the BCAC Organizational Documents and the rules and regulations of the Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Net Tangible Assets Test. Upon the Closing, and after giving effect to the Redemption Rights, BCAC shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Corporation).

Section 8.02 Conditions to the Obligations of BCAC and Merger Sub. The obligations of BCAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01(a) (Organization and Qualification; Subsidiaries), Section 4.03(a) (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.26 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply that would not have a Company Material Adverse Effect.

(c) Officer Certificate. The Company shall have delivered to BCAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

(e) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to BCAC a properly executed certification that shares of Company Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by BCAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(f) Subscription Agreements. The Subscription Agreements shall be in full force and effect and nothing shall exist that would materially impair the Private Placements occurring in connection with the Closing to the extent they have not yet been consummated; provided, however, that any such material impairment resulting from BCAC’s breach of this Agreement or the Subscription Agreement shall be disregarded for purposes of determining the satisfaction of this Section 8.02(f).

(g) Equity Purchase Agreement. The Equity Purchase Agreement shall be in full force and effect and nothing shall exist that would materially impair the equity line of credit from being available to BCAC in accordance with its terms following the Closing; provided, however, that any such material impairment resulting from BCAC’s breach of this Agreement shall be disregarded for purposes of determining the satisfaction of this Section 8.02(g).

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of BCAC and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “BCAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of BCAC and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “BCAC Material

Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a BCAC Material Adverse Effect.

(b) Agreements and Covenants. BCAC and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply that would not cause a BCAC Material Adverse Effect.

(c) Officer Certificate. BCAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of BCAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(e).

(d) Material Adverse Effect. No BCAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

(e) Resignation. Other than those persons identified as continuing directors in accordance with Section 7.17, all members of the BCAC Board shall have executed written resignations effective as of the Effective Time.

(f) Stock Exchange Listing. A supplemental listing shall have been filed with the Stock Exchange as of the Closing Date to list the shares constituting the Aggregate Closing Merger Consideration.

(g) Subscription Agreements. The Subscription Agreements shall be in full force and effect and nothing shall exist that would materially impair the Private Placements occurring in connection with the Closing to the extent they have not yet been consummated; provided, however, that any such material impairment resulting from the Company’s breach of this Agreement shall be disregarded for purposes of determining the satisfaction of this Section 8.03(h).

(h) Equity Purchase Agreement. The Equity Purchase Agreement shall be in full force and effect and nothing shall exist that would materially impair the equity line of credit from being available to the Company in accordance with its terms following with the Closing; provided, however, that any such material impairment resulting from the Company’s breach of this Agreement shall be disregarded for purposes of determining the satisfaction of this Section 8.03(h).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or BCAC, as follows:

(a) by mutual written consent of BCAC and the Company; or

(b) by either BCAC or the Company if the Effective Time shall not have occurred prior to October 31, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either BCAC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

(d) by either BCAC or the Company if any of the BCAC Proposals shall fail to receive the requisite vote for approval at the BCAC Stockholders’ Meeting; or

(e) by BCAC if the Company shall have failed to deliver the Written Consent to BCAC at least ten (10) Business Days prior to the BCAC Stockholders’ Meeting; or

(f) by BCAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that BCAC has not waived such Terminating Company Breach and BCAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, BCAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by BCAC to the Company;

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of BCAC and Merger Sub set forth in this Agreement, or if any representation or warranty of BCAC and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied (“Terminating BCAC Breach”); provided that the Company has not waived such Terminating BCAC Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating BCAC Breach is curable by BCAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as BCAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to BCAC; or

(h) by BCAC if the Company shall have failed to deliver the Stockholder Support Agreement signed by the Key Company Stockholders holding at least the amount of shares of Company Capital Stock necessary for the Requisite Approval within thirty (30) days of the date of this Agreement.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful and material breach of this Agreement by a party hereto.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that BCAC and the Company shall each pay one-half of all expenses and filing fees related to the Notification and Report Forms filed under the HSR Act.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, (i) BCAC may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of BCAC or Merger Sub, (b) waive any inaccuracy in the representations and warranties of BCAC or Merger Sub contained herein or in any document delivered by BCAC and/or Merger pursuant hereto and (c) waive compliance with any agreement of BCAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to BCAC or Merger Sub:

Brookline Capital Acquisition Corp.

280 Park Avenue, Suite 43W

New York, NY 10017

Attention: Samuel P. Wertheimer, Chairman and CEO

Email: [***]

with a copy to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attention: James Kelly; Peter Ekberg

Email: james.kelly@us.dlapiper.com; peter.ekberg@us.dlapiper.com

and

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman

Email: jeffrey.selman@us.dlapiper.com

if to the Company:

Apexigen, Inc.

75 Shoreway Road

Suite C

San Carlos, CA 94070

Attention: Xiaodong Yang, MD, PhD, President and CEO; Amy Wong, Senior Vice President, Finance and Operations

Email: [***]

with a copy to:

Wilson Sonsini

650 Mill Page Road

Palo Alto, CA 94304

Attention: Kenneth A. Clark; Michael E. Coke; Lance E. Brady

Email: kclark@wsgr.com; mcoke@wsgr.com; lbrady@wsgr.com

And with a copy to:

Wilson Sonsini

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii

Email: rishii@wsgr.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, BCAC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BROOKLINE CAPITAL ACQUISITION CORP.

By:	/s/ Dr. Samuel P. Wertheimer
Name: Dr. Samuel P. Wertheimer
Title: Chief Executive Officer and Chairman

PROJECT BAROLO MERGER SUB, INC.

By:	/s/ Dr. Samuel P. Wertheimer
Name: Dr. Samuel P. Wertheimer
Title: President and Treasurer

APEXIGEN, INC.

By:	/s/ Xiadong Yang
Name: Xiaodong Yang
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement.]

EXHIBIT A

Registration Rights and Lock-Up Agreement

[Attached as Exhibit 10.2 to Current Report on Form 8-K, filed on March 18, 2022]

EXHIBIT B

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APEXIGEN, INC.

I.

The name of this corporation is Apexigen, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of the Corporation’s registered agent at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

The Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is Ten Thousand (10,000) shares, with each share having a par value of $0.0001.

V.

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (“Board of Directors”). The number of directors which shall constitute the whole board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the Corporation (“Bylaws”).

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

A. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

1

B. Any repeal or modification of this Article VI shall be prospective and shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

VII.

A. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal, or modification of the foregoing provisions will not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

IX.

The Corporation is to have perpetual existence.

X.

The name and the mailing address of the Corporation is as follows:

Apexigen, Inc.

75 Shoreway Road

Suite C

San Carlos, CA 94070

2

EXHIBIT C

BCAC Second Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BROOKLINE CAPITAL ACQUISITION CORP.

Brookline Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

A. The Corporation was incorporated under the name Brookline Capital Acquisition Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 27, 2020.

B. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Apexigen, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1. This Corporation is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,020,000,000 shares, of which 1,000,000,000 shares are Common Stock, $0.001 par value, and 20,000,000 shares are Preferred Stock, $0.001 par value.

Section 2. Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE V

Section 1. The number of directors that constitutes the entire Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the effectiveness of this Amended and Restated Certificate of Incorporation, the directors of the Corporation (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and

Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. Any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Corporation is to have perpetual existence.

Section 2. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

Section 3. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment nor repeal of any Section of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of 66 2⁄3% of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of Article IV, Section 2 of Article V, Article VI, Section 5 of Article VII, Article VIII or Article XI of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Brookline Capital Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this ___ day of ______, 2022.

[Name],
[Title]

EXHIBIT D

Equity Plan

Final Form

APEXIGEN, INC.

2022 EQUITY INCENTIVE PLAN

1. Purposes of this Plan. The purposes of this Plan are:

•	to attract and retain highly talented personnel,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

2. Definitions. As used in this Plan, the following definitions will apply:

2.1 “Administrator” means the Board or any of its Committees as will be administering this Plan, in accordance with Section 4.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including the related issuance of shares of Common Stock, including under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted.

2.3 “Award” means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

2.4 “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under this Plan. The Award Agreement is subject to the terms and conditions of this Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.7 “Closing” means the closing of the merger contemplated by that certain Business Combination Agreement by and among the Company, Apexigen, Inc., and certain other parties, dated March 17, 2022, as may be amended from time to time (such merger, the “Merger”).

2.8 “Closing Date” means the date of the Closing.

2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10 “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4.

2.11 “Common Stock” means the common stock of the Company.

2.12 “Company” means Brookline Capital Acquisition Corp. (which, on or following the Closing, will be named Apexigen, Inc.), a Delaware corporation, or any successor thereto.

2.13 “Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

2.14 “Director” means a member of the Board.

2.15 “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.16 “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.17 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.18 “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, or (c) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

2.19 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

2.20 “Fiscal Year” means the fiscal year of the Company.

2.21 “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.22 “Inside Director” means a Director who is an Employee.

2.23 “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.24 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.25 “Option” means a stock option granted pursuant to this Plan.

2.26 “Outside Director” means a Director who is not an Employee.

2.27 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.28 “Participant” means the holder of an outstanding Award.

2.29 “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.

2.30 “Performance Period” means Performance Period as defined in Section 10.1.

2.31 “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.32 “Plan” means this Apexigen, Inc. 2022 Equity Incentive Plan, as may be amended from time to time.

2.33 “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8, or issued pursuant to the early exercise of an Option.

2.34 “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.35 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to this Plan.

2.36 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.37 “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

2.38 “Service Provider” means an Employee, Director or Consultant.

2.39 “Share” means a share of the Common Stock, as adjusted in accordance with Section 15.

2.40 “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

2.41 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.42 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.43 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock Subject to this Plan.

3.1 Stock Subject to this Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 and the automatic increase set forth in Section 3.2, the maximum aggregate number of Shares that may be subject to Awards and sold under this Plan will be equal to (a) [______]1 Shares, plus (b) any shares of the Company’s common stock subject to stock options or other awards that are assumed in the Merger (“Assumed Awards”) and that, on or after the Closing Date, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to this Plan pursuant to clause (b) equal to [______] Shares. In addition, Shares may become available for issuance under Sections 3.2 and 3.3. The Shares may be authorized but unissued, or reacquired Common Stock.

3.2 Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under this Plan will be increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year, in an amount equal to the least of (a) [______]2 Shares, (b) a number of Shares equal to 5% of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

[1]	NTD: 12% of expected outstanding shares post-Closing.
[2]	NTD: 15% of expected outstanding shares post-Closing.

3.3 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Awards is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under this Plan (unless this Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares isused) pursuant to a Stock Appreciation Right will cease to be available under this Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under this Plan (unless this Plan has terminated). Shares that actually have been issued under this Plan under any Award will not be returned to this Plan and will not become available for future distribution under this Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under this Plan. Shares used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under this Plan. To the extent an Award under this Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under this Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under this Plan pursuant to Sections 3.2 and 3.3.

3.4 Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Plan.

4. Administration of this Plan.

4.1 Procedure.

4.1.1 Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer this Plan.

4.1.2 Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.3 Other Administration. Other than as provided above, this Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to comply with Applicable Laws.

4.2 Powers of the Administrator. Subject to the provisions of this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a) to determine the Fair Market Value;

(b) to select the Service Providers to whom Awards may be granted hereunder;

(c) to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(d) to approve forms of Award Agreements for use under this Plan;

(e) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder. Such terms and conditions include the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator will determine;

(f) to institute and determine the terms and conditions of an Exchange Program, including, subject to Section 20.3, to unilaterally implement an Exchange Program without the consent of the applicable Award holder;

(g) to construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;

(h) to prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of this Plan or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;

(i) to modify or amend each Award (subject to Section 20.3), including the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5);

(j) to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16;

(k) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(l) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(m) to make all other determinations deemed necessary or advisable for administering this Plan.

4.3 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

6.1 Grant of Options. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

6.2 Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

6.3 Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options. For purposes of this Section 6.3, incentive stock options will be taken into account in the order in which they were granted, the fair market value of the shares will be determined as of the time the option with respect to such shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.

6.4 Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than 10 years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option will be 5 years from the date of grant or such shorter term as may be provided in the Award Agreement.

6.5 Option Exercise Price and Consideration.

6.5.1 Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6.5.1, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

6.5.2 Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.5.3 Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws, (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with this Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (h) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

6.6 Exercise of Option.

6.6.1 Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.6.2 Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within 3 months of such cessation, or such shorter or longer period of time, as is specified in the Award Agreement, in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

6.6.3 Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within 6 months of cessation, or such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable) to the extent the Option is vested on such date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified in this Plan, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

6.6.4 Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within 6 months following the Participant’s death, or within such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan immediately. If the Option is not so exercised within the time specified in this Plan, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

6.6.5 Tolling Expiration. A Participant’s Award Agreement may also provide that:

(a) if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b) of the Exchange Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the 10th day after the last date on which such exercise would result in liability under Section 16(b) of the Exchange Act; or

(b) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of 30 days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of this Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

7.2 Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

7.3 Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 will be determined by the Administrator and will be no less than 100% of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under this Plan.

7.4 Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

7.5 Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under this Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.6 relating to exercise also will apply to Stock Appreciation Rights.

7.6 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8. Restricted Stock.

8.1 Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

8.2 Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.

8.3 Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

8.5 Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under this Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6 Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

8.7 Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

8.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under this Plan.

9. Restricted Stock Units.

9.1 Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2 Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

9.3 Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4 Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

9.5 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Awards.

10.1 Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.

10.2 Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.3 Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

10.4 Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.

10.5 Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under this Plan.

11. Outside Director Award Limitations. No Outside Director may be granted, in any Fiscal Year, equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including any cash retainers or fees) in amounts that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Closing, will be excluded for purposes of this Section 11.

12. Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under this Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the 1st day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

15.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, will adjust the number and class of shares of stock that may be delivered under this Plan or the number, class, and price of shares of stock covered by each outstanding Award, and numerical Share limits in Section 3.

15.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

15.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including that (a) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d) (i) the termination of an Award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of such Award or realization of the Participant’s vested rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 15.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise his or her outstanding Options and Stock Appreciation Rights (or portions thereof) not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, or Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15.3, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 15.3 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15.4 Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Parents or Subsidiaries, as applicable, that is authorized by the Administrator.

16. Tax Withholding.

16.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S., and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).

16.2 Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including (a) paying cash, check or other cash equivalents, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise)

equal to the amount required to be withheld or paid, (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (f) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither this Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, free from any liability or claim under this Plan.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23, this Plan will become effective upon the latest to occur of (a) its adoption by the Board, (b) its approval by the Company’s stockholders, or (c) the time as of immediately prior to the Closing. The Plan will continue in effect until terminated under Section 20, but (i) no Options that qualify as incentive stock options within the meaning of Code Section 422 may be granted after 10 years from the earlier of the Board or stockholder approval of this Plan and (ii) Section 3.2 relating to the automatic share reserve increase will operate only until the 10-year anniversary of the earlier of the Board or stockholder approval of this Plan.

20. Amendment and Termination of this Plan.

20.1 Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate this Plan, or any part thereof, at any time and for any reason.

20.2 Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

20.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of this Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of this Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under this Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

21.1 Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

21.2 Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. This Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Board adopts this Plan. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of such Participant’s status as an employee or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment or other service, that would constitute cause for termination of such Participant’s status as a employee or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under this Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

25. Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

26. Construction; Interpretation. The titles of the Sections of this Plan are for convenience only and are not to be considered in construing this Plan. In this Plan, unless otherwise specified: (a) “includes” and “including” shall mean respectively includes and including without limitation; (b) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “and/or”; (c) words denoting any gender shall include all genders; (d) the word “hereunder” refers to under this Plan as a whole and not merely to the particular provision in which such words appear; and (e) except as otherwise indicated, all references in this Plan to a “Section” are intended to refer to a Section of this Plan.

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EXHIBIT E

ESPP

Final Form

APEXIGEN, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of this Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for this Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Code Section 423; an option granted under the Non-423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non-423 Component option may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the Administrator. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

2.1 “Administrator” means the Board or any Committee designated by the Board to administer this Plan pursuant to Section 4.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including the related issuance of shares of Common Stock, including under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under this Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the

Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5 “Closing” means the closing of the merger contemplated by that certain Business Combination Agreement by and among the Company, Apexigen, Inc., and certain other parties, dated March 17, 2022, as may be amended from time to time.

2.6 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means a committee of the Board appointed in accordance with Section 4.

2.8 “Common Stock” means the common stock of the Company.

2.9 “Company” means Brookline Capital Acquisition Corp. (which, on or following the Closing, will be named Apexigen, Inc.), a Delaware corporation, or any successor thereto.

2.10 “Compensation” means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

2.11 “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to this Plan.

2.12 “Designated Company” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in this Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

2.13 “Director” means a member of the Board.

2.14 “Effective Date” means the date of the Closing.

2.15 “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year by the Employer, or any lesser number of hours per week or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non-423 Component. For purposes of this Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in this Plan. Where the period of leave exceeds 3 months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated 3 months and 1 day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulations Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (a) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (b) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (c) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (d) is a highly compensated employee within the meaning of Code Section 414(q), or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulations Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component without regard to the limitations of U.S. Treasury Regulations Section 1.423-2.

2.16 “Employer” means the employer of the applicable Eligible Employee(s).

2.17 “Enrollment Date” means the first Trading Day of each Offering Period.

2.18 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.19 “Exercise Date” means the last Trading Day of a Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 18, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date(s) that otherwise would have occurred on the last Trading Day of such Purchase Period.

2.20 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

2.21 “Fiscal Year” means the fiscal year of the Company.

2.22 “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

2.23 “Offering” means an offer under this Plan of an option that may be exercised during an Offering Period as further described in Section 6. For purposes of this Plan, the Administrator may designate separate Offerings under this Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of this Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulations Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of this Plan and an Offering together satisfy U.S. Treasury Regulations Section 1.423-2(a)(2) and (a)(3).

2.24 “Offering Period” means a period beginning on such date as may be determined by the Administrator, in its discretion, and ending on such Exercise Date as may be determined by the Administrator, in its discretion, during which an option granted pursuant to this Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 18.

2.25 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.26 “Participant” means an Eligible Employee that participates in this Plan.

2.27 “Plan” means this Apexigen, Inc. 2022 Employee Stock Purchase Plan.

2.28 “Purchase Period” means the period during an Offering Period and during which shares of Common Stock may be purchased on behalf of Participants thereunder in accordance with the terms of this Plan. Purchase Periods will have such duration as determined by the Administrator, commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date. Unless the Administrator provides otherwise, a Purchase Period in an Offering Period will have the same duration as, and coincide with the length of, such Offering Period.

2.29 “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for any Offering Period by the Administrator subject to compliance with Code Section 423 (or any successor rule or provision or any other Applicable Laws, regulation or stock exchange rule) or pursuant to Section 18.

2.30 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.31 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.32 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.33 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock.

3.1 Stock Subject to this Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 and the automatic increase set forth in Section 3.2, the maximum number of shares of Common Stock that will be made available for sale under this Plan will be [______]1 shares of Common Stock. The shares of Common Stock may be authorized, but unissued, or reacquired Common Stock.

3.2 Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17, the number of shares of Common Stock available for issuance under this Plan will be increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year, in an amount equal to the least of (a) [______]2 shares of Common Stock, (b) a number of shares of Common Stock equal to 1% of the total number of shares of all classes of common stock of the Company on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

[1]	NTD: 1.2% of expected outstanding shares post-Closing.
[2]	NTD: 2.5% of expected outstanding shares post-Closing.

4. Administration. This Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to

(a) construe, interpret and apply the terms of this Plan,

(b) delegate ministerial duties to any of the Company’s employees,

(c) designate separate Offerings under this Plan,

(d) designate Subsidiaries as participating in the 423 Component or Non-423 Component,

(e) determine eligibility,

(f) adjudicate all disputed claims filed under this Plan, and

(g) establish such procedures that it deems necessary or advisable for the administration of this Plan (including to adopt such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in this Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Code Section 423.

Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to this Plan (including in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f), the terms of an option granted under this Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under this Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

5. Eligibility.

5.1 Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in this Plan, subject to the requirements of Section 7.

5.2 Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Code Section 7701(b)(1)(A))) may be excluded from participation in this Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause this Plan or an Offering to violate Code Section 423. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in this Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

5.3 Limitations. Any provisions of this Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under this Plan (a) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Parent or Subsidiary of the Company or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (b) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder.

6. Offering Periods. This Plan will be implemented by Offering Periods as established by the Administrator from time to time. Offering Periods will expire on the earliest to occur of (a) the completion of the purchase of shares on the last Exercise Date occurring within 27 months of the applicable Enrollment Date on which the option to purchase shares was granted under this Plan, or (b) such shorter period established prior to the Enrollment Date of the Offering Period by the Administrator, from time to time, in its discretion, on a uniform and nondiscriminatory basis, for all options to be granted on such Enrollment Date. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than 27 months.

7. Participation. An Eligible Employee may participate in this Plan pursuant to Section 5.1 by (a) submitting to the Company’s stock administration office (or its designee), a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit A), or (b) following an electronic or other enrollment procedure determined by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Enrollment Date.

8. Contributions.

8.1 Contribution Amounts. At the time a Participant enrolls in this Plan pursuant to Section 7, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that unless and until determined otherwise by the Administrator, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period (i.e., for which the Exercise Date occurs on such day).

8.2 Contribution Methods. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to this Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 12 (or Participant’s participation is terminated as provided in Section 13).

(a) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 (or Participant’s participation is terminated as provided in Section 13).

(b) All Contributions made for a Participant will be credited to his or her account under this Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.

8.3 Participant Changes to Contributions. A Participant may discontinue his or her participation in this Plan as provided under Section 12. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may not increase the rate of his or her Contributions and may decrease the rate of his or her Contributions only one time, provided that such decrease is to a Contribution rate of 0%. In addition, until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may increase or decrease the rate of his or her Contributions (as a whole percent to a rate between 0% and the maximum percentage specified in Section 8.1), which Contribution rate adjustment will become effective upon the commencement of the next Offering Period and remain in effect for subsequent Offering Periods and, except as set forth in the immediately preceding sentence, any such adjustment will not affect the Contribution rate for any ongoing Offering Period.

(a) A Participant may make a Contribution rate adjustment pursuant to this Section 8.3 by (A) properly completing and submitting to the Company’s stock administration office (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (B) following an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the first Offering Period to be affected or

(y) an applicable Exercise Date, as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless the Participant’s participation is terminated as provided in Sections 12 or 13).

(b) The Administrator may, in its sole discretion, limit or amend the nature or number of Contribution rate changes (including to permit, prohibit or limit increases or decreases to rate changes) that may be made by Participants during any Purchase Period or Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration.

(c) Except as provided by this Section 8.3, any change in Contribution rate made pursuant to this Section 8.3 will be effective as of the first full payroll period following 5 business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate earlier).

8.4 Other Contribution Changes. Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 5.3 (which generally limit participation in an Offering Period pursuant to certain Applicable Laws), a Participant’s Contributions may be decreased to 0% by the Administrator at any time during an Offering Period (or a Purchase Period, as applicable). Subject to Code Section 423(b)(8) and Section 5.3, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period (or Purchase Period, as applicable) scheduled to end in the following calendar year, unless the Participant’s participation has terminated as provided in Sections 12 or 13.

8.5 Cash Contributions. Notwithstanding any provisions to the contrary in this Plan, the Administrator may allow Participants to participate in this Plan via cash contributions instead of payroll deductions if (a) payroll deductions are not permitted or advisable under Applicable Laws, (b) the Administrator determines that cash contributions are permissible for Participants participating in the 423 Component or (c) the Participants are participating in the Non-423 Component.

8.6 Tax Withholdings. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under this Plan is disposed of (or at any other time that a taxable event related to this Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to this Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f).

8.7 Use of Funds. The Company may use all Contributions received or held by it under this Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to this Plan by Participants be segregated from the Company’s general corporate funds or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

9. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price.

9.1 Certain Option Limits. In no event will an Eligible Employee be permitted to purchase during each Offering Period more than 8,500 shares of Common Stock (subject to any adjustment pursuant to Section 17), and provided further that such purchase will be subject to the limitations set forth in Sections 3 and 5.3 and in the subscription agreement. The Administrator, in its absolute discretion, may increase or decrease the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period, as applicable.

9.2 Option Receipt. The Eligible Employee may accept the grant of an option under this Plan by electing to participate in this Plan in accordance with the requirements of Section 7.

9.3 Option Term. Exercise of the option will occur as provided in Section 10, unless the Participant’s participation has terminated pursuant to Sections 12 or 13. The option will expire on the last day of the Offering Period.

10. Exercise of Option.

10.1 Automatic Exercise. Unless a Participant’s participation in this Plan has terminated as provided in Sections 12 and 13, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier termination of the Participant’s participation in this Plan as provided in Sections 12 or 13. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock under this Plan is exercisable only by him or her.

10.2 Pro Rata Allocations. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (a) the number of shares of Common Stock that were available for sale under this Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of shares of Common Stock available for sale under this Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 18. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under this Plan by the Company’s stockholders subsequent to such Enrollment Date.

11. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under this Plan until such shares have been purchased and delivered to the Participant as provided in this Section 11.

12. Withdrawal.

12.1 Withdrawal Procedures. A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under this Plan at any time by (a) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (b) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in this Plan in accordance with the provisions of Section 7.

12.2 No Effect on Future Participation. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

13. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from this Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under this Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under this Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423; further, no Participant will be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.

14. Section 409A. This Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in this Plan to the contrary, if the Administrator determines that an option granted under this Plan may be subject to Section 409A or that any provision in this Plan would cause an option under this Plan to be subject to Section 409A, the Administrator may amend the terms of this Plan or of an outstanding option granted under this Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under this Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent or Subsidiaries will have no liability, obligation or responsibility to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under this Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under this Plan is compliant with Section 409A.

15. Rights as Stockholder. Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares. Shares of Common Stock to be delivered to a Participant under this Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 12.

17. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

17.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, will adjust the number and class of common stock that may be delivered under this Plan, the Purchase Price per share, the class and the number of shares of common stock covered by each option under this Plan that has not yet been exercised, and the numerical share limits of Sections 3 and 9.1.

17.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13).

17.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13).

18. Amendment or Termination.

18.1 Amendment, Suspension, Termination. The Administrator, in its sole discretion, may amend, alter, suspend, or terminate this Plan, or any part thereof, at any time and for any reason. If this Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 17). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 22) as soon as administratively practicable.

18.2 Certain Administrator Changes. Without stockholder consent and without limiting Section 18.1, the Administrator will be entitled to change the Offering Periods and any Purchase Periods, designate separate Offerings, limit the frequency or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with this Plan.

18.3 Changes Due to Accounting Consequences. In the event the Administrator determines that the ongoing operation of this Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate this Plan to reduce or eliminate such accounting consequence including:

(a) amending this Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(b) altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;

(c) shortening any Purchase Period or Offering Period by setting a New Exercise Date, including a Purchase Period or Offering Period underway at the time of the Administrator action;

(d) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(e) reducing the maximum number of shares of Common Stock a Participant may purchase during any Purchase Period or Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

19. Conditions Upon Issuance of Shares.

19.1 Legal Compliance. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

19.2 Investment Representations. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required.

20. Term of Plan. This Plan will become effective upon the latest to occur of (a) its adoption by the Board, (b) its approval by the Company’s stockholders, or (c) the time as of immediately prior to the Closing. This Plan will continue in effect for a term of 20 years, unless sooner terminated under Section 18.

21. Stockholder Approval. This Plan will be subject to approval by the stockholders of the Company within 12 months after the date this Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22. Interest. No interest will accrue on the Contributions of a participant in this Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply, with respect to Offerings under the 423 Component, to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f).

23. No Effect on Employment. Neither this Plan nor any option under this Plan will confer upon any Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such employment relationship at any time, free from any liability or any claim under this Plan.

24. Reports. Individual accounts will be maintained for each Participant in this Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

25. Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

26. Legal Construction.

26.1 Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal, or unenforceable provision had not been included.

26.2 Governing Law. This Plan will be governed by, and construed in accordance with, the laws of the State of California, but without regard to its conflict of law provisions.

26.3 Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation of this Plan.

27. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

28. Automatic Transfer to Low Price Offering Period. Unless determined otherwise by the Administrator, this Section 28 applies to an Offering Period to the extent such Offering Period provides for more than one Exercise Date within such Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of a share of Common Stock on any Exercise Date in an Offering Period is less than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period will be withdrawn automatically from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

29. Construction; Interpretation. The titles of the Sections of this Plan are for convenience only and are not to be considered in construing this Plan. In this Plan, unless otherwise specified: (a) “includes” and “including” shall mean respectively includes and including without limitation; (b) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “or”; (c) words denoting any gender shall include all genders; and (d) except as otherwise indicated, all references in this Plan to a “Section” are intended to refer to a Section of this Plan.

EXHIBIT A

APEXIGEN, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

_____ Original Application	Offering Date: _________________

_____ Change in Payroll Deduction Rate

1. ____________________ hereby elects to participate in the Apexigen, Inc. 2022 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.

2. I hereby authorize and consent to payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 0% to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) I understand that only my first election to decrease the rate of my payroll deductions to 0% may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and (a) any subsequent election to decrease the rate of my payroll deductions during the same Offering Period or (b) any election to increase the rate of my payroll deductions during any Offering Period will not be applied to the ongoing Offering Period.

3. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.

4. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of _____________ (Eligible Employee or Eligible Employee and spouse only).

6. If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or 1 year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me including in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan or the receipt of any dividends on such shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company or the applicable Designated Company to satisfy all Tax-Related Items. In this regard, I authorize the Company or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax-Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.

8. By electing to participate in the Plan, I acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;

(b) all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;

(c) the grant of options under the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and will not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);

(d) I am voluntarily participating in the Plan;

(e) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;

(f) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;

(h) the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;

(i) no claim or entitlement to compensation or damages will arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I will be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j) in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company will have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).

9. I understand that the Company or any Designated Company may collect, where permissible under applicable law certain personal information about me, including my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.

10. If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.

11. The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless will be binding and enforceable.

12. Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also will be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).

13. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

[Signature page follows.]

Employee’s Social
Security Number
(for U.S.-based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

EXHIBIT B

APEXIGEN, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the Apexigen, Inc. 2022 Employee Stock Purchase Plan (the “Plan”) that began on ____________, ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement. Capitalized terms not otherwise defined herein will have the meaning ascribed to them under the Plan.

Name and Address of Participant:

Signature:

Date:

SCHEDULE 1

Company Knowledge Parties

1.	Xiaodong Yang, MD, PhD

2.	Frank Hsu, MD

3.	Linda Rubinstein

4.	Amy Wong

Schedule 1